UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ameren Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:

	4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT OF AMEREN CORPORATION

Time and Date:	10:30 A.M. CDT Thursday April 23, 2015

Place:	Saint Louis Art Museum Forest Park One Fine Arts Drive St. Louis, Missouri

IMPORTANT

If you plan to attend the annual meeting of shareholders, please advise the Company in your proxy vote (by telephone or the Internet or, if you receive printed proxy materials, by checking the appropriate box on the proxy card) and bring the Admission Ticket on the reverse side of your proxy instruction card. Persons without tickets will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 25, 2015, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

Important Notice Relating to the Voting of Your Shares: Under New York Stock Exchange rules, brokers are not permitted to exercise discretionary voting authority with respect to shares for which voting instructions have not been received, as such voting authority pertains to the election of directors, shareholder proposals and to matters relating to executive compensation. Your vote is important, regardless of the number of shares you own. We urge you to please vote by proxy (via telephone, the Internet or, if you receive printed proxy materials, by mailing a proxy card) as soon as possible even if you own only a few shares. This will help ensure the presence of a quorum at the meeting. Promptly voting by proxy will also help save the Company the expenses of additional solicitations. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

AMEREN CORPORATION

We will hold the Annual Meeting of Shareholders of Ameren Corporation (the “Company”) at the Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, on Thursday, April 23, 2015, at 10:30 A.M. CDT, for the purposes of:

(1) electing 11 directors for terms ending at the annual meeting of shareholders to be held in 2016;

(2) providing a non-binding advisory vote to approve the compensation of our executives disclosed in the attached proxy statement;

(3) ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

(4) considering a shareholder proposal regarding having an independent board chairman, if presented at the meeting by the proponent;

(5) considering a shareholder proposal regarding a report on lobbying, if presented at the meeting by the proponent;

(6) considering a shareholder proposal regarding adopting executive compensation incentives for carbon reduction, if presented at the meeting by the proponent; and

(7) acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s Common Stock at the close of business on February 25, 2015, you are entitled to vote at the meeting and at any adjournment thereof. All shareholders are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

On or about March 12, 2015, we will mail to certain of our shareholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet. By furnishing the Notice of Internet Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our annual meeting.

Your prompt vote by proxy will reduce expenses. Please promptly submit your proxy by telephone, Internet or mail by following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Board of Directors.

By:	/s/ Gregory L. Nelson
GREGORY L. NELSON
Secretary

St. Louis, Missouri

March 12, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 23, 2015:

This proxy statement and our 2014 Form 10-K, including consolidated financial statements, are available to you at http://www.ameren.com/AmerenProxyMaterial.

TABLE OF CONTENTS

PAGE

PROXY STATEMENT SUMMARY	1

FORWARD-LOOKING INFORMATION	8

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	8

AMEREN CORPORATE GOVERNANCE HIGHLIGHTS	13

ITEMS YOU MAY VOTE ON	14

Item (1): Election of Directors	14
Information Concerning Nominees to the Board of Directors	15
Board Structure	22
Board Committees	25
Corporate Governance	29
Director Compensation	39
Item (2): Non-Binding Advisory Approval of Executive Compensation	43
Item (3): Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015	44
Item (4): Shareholder Proposal Regarding Having an Independent Board Chairman	44
Item (5): Shareholder Proposal Regarding a Report on Lobbying	47
Item (6): Shareholder Proposal Regarding Adopting Executive Compensation Incentives for Carbon Reduction	50
Other Matters	53

SECURITY OWNERSHIP	54

Security Ownership of More Than Five Percent Shareholders	54
Security Ownership of Directors and Management	55
Stock Ownership Requirements	56
Section 16(a) Beneficial Ownership Reporting Compliance	56

EXECUTIVE COMPENSATION	57

Human Resources Committee Report	57
Compensation Discussion and Analysis	57
Compensation Tables and Narrative Disclosures	76
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	80
Pension Benefits	83
Nonqualified Deferred Compensation	85
Other Potential Post-Employment Payments	89

AUDIT AND RISK COMMITTEE REPORT	96

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	98

Fees for Fiscal Years 2014 and 2013	98
Policy Regarding the Pre-Approval of Independent Registered Public Accounting Firm Provision of Audit, Audit-Related and Non-Audit Services	99

SHAREHOLDER PROPOSALS	99

PROXY SOLICITATION	99

FORM 10-K	100

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”). You should read the entire proxy statement and the 2014 Form 10-K carefully before voting.

Fiscal 2014 Company Business Highlights

During 2014, the Company continued to execute its well-defined strategy to create long-term value for its shareholders, as well as its 2.4 million electric and more than 900,000 natural gas customers in Missouri and Illinois. This strategy is supported by three core pillars: (1) investing in and operating its businesses in a manner consistent with existing regulatory frameworks; (2) seeking to enhance regulatory frameworks and advocating for responsible energy policies; and (3) creating and capitalizing on opportunities for investment for the benefit of customers and shareholders.

•

Under the first pillar, the Company is focused on investing its discretionary capital in infrastructure of its electric and gas utility businesses that operate under regulatory frameworks with fair, predictable and timely recovery of costs incurred to better serve customers. Reflecting this focus, Ameren Transmission Company of Illinois began construction of the FERC-regulated $1.4 billion Illinois Rivers Transmission Project and Ameren Illinois Company’s electric and natural gas delivery services installed almost 47,000 advanced electric and nearly 26,000 upgraded gas meters, exceeding the first-year goal for this project. In addition, Union Electric Company, doing business as Ameren Missouri, placed into service several key infrastructure projects by year-end 2014 so that they would be eligible for inclusion in new rates expected to be effective by early June 2015. These projects include a new nuclear reactor vessel head at the Callaway Energy Center and additional environmental controls at the Labadie Energy Center, as well as a major substation in St. Louis and the largest investor-owned solar generation facility in Missouri. The Company also achieved notable regulatory successes in 2014, including a constructive outcome in Ameren Illinois’ electric delivery rate case. Ameren Illinois received approval from the Illinois Commerce Commission in December 2014 to increase rates by an amount nearly equal to its updated request, demonstrating that the formula rate framework is working as intended.

•

Under the second pillar, in December, the Illinois legislature overwhelmingly passed legislation that extended the constructive formula electric rates framework by two years until 2019. This legislation has been submitted to the governor. In addition, the Company aggressively advocated for responsible energy policies, including by raising concerns over the impact on customers’ rates and electric reliability of the Environmental Protection Agency’s (EPA) proposed Clean Power Plan. The Company offered pragmatic solutions to address these important concerns while also achieving the ultimate carbon emissions reductions proposed by the EPA by 2035, rather than the EPA’s final target date of 2030. The EPA is expected to issue its final rules on this matter in 2015.

•	Under the third pillar, in October, Ameren Missouri announced an Integrated Resource Plan to transition to a cleaner and more fuel-diverse generation portfolio in a responsible fashion over the next 20 years. This plan maximizes the use of the Company’s current coal-fired generation fleet, while leveraging energy efficiency and investments in renewables, environmental controls and natural gas-fired generation to meet future needs in an environmentally balanced manner. The Integrated Resource Plan also includes extending the useful life of the Company’s Callaway nuclear energy center from 40 to 60 years. The Company also pursued additional transmission investment opportunities, including under FERC Order 1000.

The successful execution of the Company’s strategy, as described above, delivered positive 2014 results for both customers and shareholders.

•

The Company delivered strong earnings growth with results from continuing operations increasing 14.3%, to $2.40 per diluted share in 2014 from $2.10 per diluted share in 2013. Among other things, this increase reflected Illinois electric delivery and FERC-regulated transmission earnings under formula ratemaking, driven by infrastructure investments made to better serve customers.

•

In the fourth quarter of the year, the Company’s Board of Directors expressed confidence in the Company’s long-term outlook by increasing the Company’s quarterly dividend to 41 cents per share for a new annualized rate of $1.64 per share, a 2.5% increase.

•

The Company delivered solid safety performance in 2014, as well as strong electric distribution system reliability and base load energy center performance. In addition, the Company’s electric rates remained well below regional and national averages and customer satisfaction improved.

Annual Meeting of Shareholders

• Time and Date:	10:30 A.M. CDT on Thursday, April 23, 2015

• Place:	Saint Louis Art Museum Forest Park One Fine Arts Drive St. Louis, Missouri

• Record date:	February 25, 2015

• Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals. In general, shareholders may vote either in person at the annual meeting or by telephone, the Internet or mail. See “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING — HOW DO I VOTE?” on page 11 for more details regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

• Admission:	An admission ticket is required to enter the annual meeting. Please follow the advance registration instructions on your Notice of Internet Availability of Proxy Materials or proxy card.

• Notice:	On or about March 12, 2015, we began mailing to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice. On or about March 12, 2015, we began mailing the accompanying proxy card to certain shareholders.

Voting Matters	Board Vote Recommendation	Page Reference (for more detail)
Election of 11 Directors	FOR EACH DIRECTOR NOMINEE	14

Management Proposals

Non-Binding Advisory Approval of Executive Compensation	FOR	43

Ratification of PricewaterhouseCoopers LLP (“PwC”) as Independent Registered Public Accounting Firm for 2015	FOR	44

Shareholder Proposals

Shareholder Proposal Regarding Having an Independent Board Chairman	AGAINST	44

Shareholder Proposal Regarding a Report on Lobbying	AGAINST	47

Shareholder Proposal Regarding Adopting Executive Compensation Incentives for Carbon Reduction	AGAINST	50

Board Nominees

The following provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes by shareholders entitled to vote and represented at the annual meeting.

						Committee Membership
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	ARC	HRC(1)	NCGC(1)	NOEC	FC
Warner L. Baxter	53	2014	Chairman, President and Chief Executive Officer of the Company	• Leadership • Strategy • Regulatory • Industry • Finance

Catherine S. Brune	61	2011	Retired President, Allstate Protection Eastern Territory of Allstate Insurance Company	• Leadership • Strategy • Technology • Risk Management • Finance • Regulatory • Compensation	X	X			X

J. Edward Coleman	63	2015	Former Chairman and Chief Executive Officer of Unisys Corporation	• Leadership • Legal • Strategy • Finance • Technology • Customer Relations • Compensation	X				X

Ellen M. Fitzsimmons	54	2009	Executive Vice President of Law and Public Affairs, General Counsel and Corporate Secretary of CSX Corporation	• Leadership • Government Relations • Finance • Regulatory • Compensation • Risk Management	X	X		C

Walter J. Galvin	68	2007	Consultant and Retired Vice Chairman of Emerson Electric Co.	• Leadership • Accounting • Finance • Risk Management • Regulatory • Compensation	X, L	C				X

Richard J. Harshman	58	2013	Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated	• Leadership • Strategy • Finance • Industry • Operations • Regulatory • Compensation	X		X		X

Gayle P. W. Jackson	68	2005	President and Chief Executive Officer of Energy Global, Inc.	• Leadership • Strategy • Industry • Finance • Regulatory • Compensation	X			X	X

James C. Johnson	62	2005	Retired General Counsel of Loop Capital Markets LLC	• Leadership • Legal • Governance • Finance • Regulatory • Risk Management • Compensation	X		X		X

Steven H. Lipstein	58	2010	President and Chief Executive Officer of BJC HealthCare	• Leadership • Strategy • Finance • Regulatory • Compensation • Customer Relations	X		X			X

						Committee Membership
Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	ARC	HRC(1)	NCGC(1)	NOEC	FC

Stephen R. Wilson	66	2009	Retired Chairman, President and Chief Executive Officer of CF Industries Holdings, Inc.	• Leadership • Strategy • Finance • Regulatory • Operations • Risk Management • Compensation	X	X				C

Jack D. Woodard	71	2006	Retired Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc.	• Leadership • Regulatory • Industry • Nuclear • Finance • Operations • Compensation	X			X	C

ARC HRC NCGC NOEC FC	Audit and Risk Committee Human Resources Committee Nominating and Corporate Governance Committee Nuclear Oversight and Environmental Committee Finance Committee	C L	Member and Chair of a Committee Lead Director

(1)	Patrick T. Stokes, who currently serves as the Chair of the Human Resources Committee and as a member of the Nominating and Corporate Governance Committee, is not standing for reelection and will retire from the Board effective as of the Annual Meeting. Effective April 22, 2015, James C. Johnson will serve as the Chair of the Human Resources Committee.

The fact that we do not list a particular experience or qualification for a director nominee does not mean that nominee does not possess that particular experience or qualification.

Executive Compensation Non-Binding Advisory Vote

The Company is asking shareholders to approve, on a non-binding, advisory basis, the compensation of the executives named in the 2014 Summary Compensation Table in this proxy statement (the “Named Executive Officers”) and as disclosed herein and encourages shareholders to review closely the Compensation Discussion and Analysis, the compensation tables and the other narrative executive compensation disclosures contained in this proxy statement.

The Board has a long-standing commitment to strong corporate governance and recognizes the interests that shareholders have in executive compensation. The Company’s compensation philosophy is to provide a competitive total compensation program that is based on the size-adjusted median of the compensation paid by similar utility industry companies (the “Market Data”), adjusted for our short- and long-term performance and the individual’s performance. The Board recommends a “FOR” vote because it believes that the Human Resources Committee, which is responsible for establishing the compensation for the Named Executive Officers, appropriately designed the 2014 compensation program to align the long-term interests of the Named Executive Officers with that of shareholders to maximize shareholder value.

Compensation Program Components

Type	Form	Terms
Fixed Pay	Base Salary	• Set annually by the Human Resources Committee based upon market conditions, the Market Data and other factors

Short-term incentives	Executive Incentive Plan	• Cash incentive pay based upon Company-wide earnings per share (“EPS”) and safety performance with an individual performance modifier

Long-term incentives	Performance Share Unit (“PSU”) Program	• Performance-based PSUs have three-year performance period dependent on total shareholder return versus utility industry peers

Other	Retirement Benefits

• Employee benefit plans available to all employees, including 401(k) savings and pension plans

• Supplemental retirement benefits that restore certain benefits not available due to tax limitations

• Deferred compensation program that provides opportunity to defer part of base salary and short-term incentives, earned at market rates

	“Double-Trigger” Change of Control Protections	• Severance pay and vesting or payment of PSUs upon a change of control together with a termination of employment

	Limited Perquisites	• Company provides limited perquisites to the Named Executive Officers

Fiscal 2014 Executive Compensation Highlights

The Company’s pay-for-performance program led to the following actual 2014 compensation being earned:

•

2014 annual incentive base awards based on EPS and safety were earned at 103.5 percent of target; this payout reflected strong financial and operational performance by the Company in 2014 that was attributable, in part, to the successful execution of the Company’s strategy as described on page 1; and

•

87.5 percent of the target three-year long-term incentive awards made in 2012 were earned (plus accrued dividends of approximately 14.3 percent) based on our total shareholder return relative to the defined utility peer group over the three-year measurement period (2012–2014). At the December 31, 2014 vesting date, the PSUs were worth $46.13 per share, rather than the $33.13 value at which they were granted; as a result, the actual earned amounts equaled 139 percent of the original target awards.

The Company’s compensation program for 2014 was substantially similar to the 2013 program, which was approved by 94 percent of votes by shareholders entitled to vote and represented at the Company’s 2014 annual meeting. Highlights of the Company’s executive compensation program, include:

•	pay opportunities that are appropriate to the size of the Company when compared to other companies in the utility industry;

•	a heavily performance-based pay program that uses multiple performance measures;

•	full disclosure of the financial performance drivers used in our incentives, in numeric terms;

•

a long-term incentive program that is entirely performance-based and aligned with shareholder interests through a link to stock price and measurement of stock performance versus peer companies, and that does not use any stock options or time-vesting awards;

•

annual incentive plan and long-term incentive plan performance grants are subject to a provision in the Company’s 2014 Omnibus Incentive Compensation Plan and 2006 Omnibus Incentive Compensation Plan that requires a “clawback” of such incentive compensation in certain circumstances pursuant to the provisions of the applicable plan;

•	stock ownership requirements for Named Executive Officers, which align the interests of the Named Executive Officers and shareholders;

•

a prohibition against directors and executive officers pledging Company securities and against any transaction by directors and employees of the Company and its subsidiaries which hedges (or offsets) any decrease in the value of Company equity securities;

•	limited perquisites;

•	no excise tax gross-ups for change of control plan participants who began participating in the plan on or after October 1, 2009;

•	no backdating or repricing of stock options (and none of the Named Executive Officers hold any options to purchase shares of Company stock); and

•	retention of an independent compensation consultant engaged by, and who reports directly to, the Human Resources Committee.

Ratification of PwC as Our Independent Registered Public Accounting Firm

As a matter of good corporate governance, the Company is asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm for fiscal 2015. Set forth below is summary information with respect to PwC’s fees for services provided in fiscal 2014 and fiscal 2013.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Audit Fees	$3,637,225	$5,325,075
Audit-Related Fees	$167,565	$797,235
Tax Fees	$0	$165,000
All Other Fees	$6,500	$5,400

PROXY STATEMENT OF AMEREN CORPORATION

(First mailed on or about March 12, 2015 to shareholders receiving written materials)

Principal Executive Offices:

One Ameren Plaza

1901 Chouteau Avenue

St. Louis, MO 63103

FORWARD-LOOKING INFORMATION

Statements in this proxy statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Ameren Corporation (the “Company,” “Ameren,” “we,” “us” and “our”) is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to the 2014 Form 10-K for a list of such factors.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	When and where will the annual meeting be held?

A.             The Annual Meeting of Shareholders of the Company (the “Annual Meeting”) will be held on Thursday, April 23, 2015, and at any adjournment thereof. Our Annual Meeting will be held at the Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, at 10:30 A.M. CDT.

Q.	Who is entitled to vote?

A.             Only shareholders of record of our common stock, $0.01 par value (“Common Stock”) at the close of business on the record date, February 25, 2015, are entitled to vote at the Annual Meeting.

Q.	What will I be voting on?

A.	1. Election of Directors.

Eleven directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.

2. Non-Binding Advisory Approval of Executive Compensation.

In accordance with Rule 14a-21(a) of the Exchange Act, the Company is providing shareholders with the right to cast a non-binding advisory vote at the Annual Meeting to approve the compensation of the Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to endorse or not endorse the Company’s compensation program.

3. Ratification of the Appointment of PwC as Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015.

The Company is asking its shareholders to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. PwC was appointed by the Audit and Risk Committee.

4. A Shareholder Proposal Regarding Having an Independent Board Chairman.

The Company is asking its shareholders to vote against a shareholder proposal regarding having an independent board chairman, if presented at the meeting by the proponent.

5. A Shareholder Proposal Regarding a Report on Lobbying.

The Company is asking its shareholders to vote against a shareholder proposal regarding a report on lobbying, if presented at the meeting by the proponent.

6. A Shareholder Proposal Regarding Adopting Executive Compensation Incentives for Carbon Reduction.

The Company is asking its shareholders to vote against a shareholder proposal regarding adopting executive compensation incentives for carbon reduction, if presented at the meeting by the proponent.

Q.	How many votes do I have?

A.             Each share of Common Stock is entitled to one vote. The shares referred to in your proxy card or Notice of Internet Availability of Proxy Materials represent all shares registered in the name(s) shown thereon, including shares held in our dividend reinvestment and stock purchase plan (“DRPlus Plan”) and Ameren’s 401(k) savings plan.

Q.	How do I obtain materials for the Annual Meeting?

A.             As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet. On or about March 12, 2015, we began mailing to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the notice. The proxy statement and our 2014 Form 10-K, including consolidated financial statements, are available to you at http://www.ameren.com/AmerenProxyMaterial.

This proxy statement and the accompanying proxy card are also first being mailed to certain shareholders on or about March 12, 2015. In the same package with this proxy material, you should have received a copy of our 2014 Form 10-K, including consolidated financial statements. When you receive this package, if all of these materials are not included, please contact us and a copy of any missing material will be sent at no expense to you.

You may reach us:

- by mail addressed to

Office of the Secretary

Ameren Corporation

P.O. Box 66149, Mail Code 1370

St. Louis, MO 63166-6149

- by calling toll-free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

Q.	How many shares must be present to hold the Annual Meeting?

A.             In order to conduct the Annual Meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum. The voting securities of the Company on February 25, 2015 consisted of 242,634,798 shares of Common Stock. Each share of Common Stock is entitled to one vote. It is important that you vote promptly so that your shares are counted toward the quorum.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter, as well as broker non-votes, shall be deemed to be represented at the meeting for quorum purposes. A “broker non-vote” occurs when shares are represented by a proxy, returned by a broker, bank or other fiduciary holding shares as the record holder in nominee or “street” name for a beneficial owner, which gives voting instructions as to at least one of the matters to be voted on but indicates that the record holder does not have the authority to vote or give voting instructions by proxy on a particular matter, such as a non-discretionary matter for which voting instructions have not been given to the record holder by the beneficial owner. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

Q.	What are the vote requirements for each matter?

A.             In all matters, including the election of directors, every decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders, unless a larger vote is required by law, the Company’s By-Laws or the Company’s Restated Articles of Incorporation. Each matter on the agenda for the Annual Meeting is subject to this majority voting standard.

In tabulating the number of votes on a matter, (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on one or more matters shall be deemed to be represented at the meeting as to such matter or matters, (ii) broker non-votes shall not be deemed to be represented at the meeting for the purpose of the vote on such matter or matters, (iii) except as provided in (iv) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iv) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. Shareholder votes are certified by independent inspectors of election.

Q.	How do I vote?

A.             By Proxy. Before the Annual Meeting, you can give a proxy to vote your shares of the Company’s Common Stock in one of the following ways:

-	by calling the toll-free telephone number (1-800-690-6903);

-	by using the Internet (http://www.proxyvote.com); or

-	by completing and signing a proxy card and mailing it in time to be received before the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone or the Internet, please follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials. Additional instructions will be provided on the telephone message and website. Please have your proxy card or Notice of Internet Availability of Proxy Materials at hand when voting. If you vote by telephone or Internet, DO NOT mail a proxy card. The telephone and Internet voting facilities will close at 11:59 P.M. EDT on April 22, 2015.

If you mail us your properly completed and signed proxy card, or vote by telephone or the Internet, your shares of our Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board — FOR the Board’s nominees for director (Item (1)), FOR the non-binding advisory approval of the compensation of our Named Executive Officers disclosed in this proxy statement (Item (2)), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm (Item (3)), AGAINST the shareholder proposal regarding having an independent board chairman (Item (4)), AGAINST the shareholder proposal regarding a report on lobbying (Item (5)), AGAINST the shareholder proposal regarding adopting executive compensation incentives for carbon reduction (Item (6)), and in the discretion of the named proxies upon such other matters as may properly come before the meeting.

If you hold any shares in the 401(k) savings plan of Ameren, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee, and the plan trustee will vote your shares as you have directed. However, your voting instructions must be received at least five days prior to the Annual Meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan for which voting instructions have not been received in accordance with instructions received from an independent fiduciary designated by Ameren Services.

If you have shares registered in the name of a bank, broker, or other registered owner or nominee, you should receive instructions from that registered owner about how to instruct them to vote those shares.

In Person. You may come to the Annual Meeting and cast your vote there. Only shareholders of record at the close of business on the record date, February 25, 2015, are entitled to vote at and to attend the Annual Meeting.

Q.	Can I change my vote?

A.             You may revoke your proxy at any time after you give it and before it is voted by entering a new vote by telephone or the Internet or by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting. To revoke a proxy by telephone or the Internet, you must do so by 11:59 P.M. EDT on April 22, 2015 (following the directions on the proxy card or Notice of

Internet Availability of Proxy Materials). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q.	Will my shares be voted if I do not provide instructions to my broker?

A.             If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (“NYSE”) rules permit brokerage firms to vote your shares at their discretion on certain “routine” matters. At the Annual Meeting, the only routine matter is the ratification of the appointment of PwC as our independent registered public accounting firm. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on approval of executive compensation, or any of the shareholder-presented proposals. Without your voting instruction on items that require them, a broker non-vote will occur.

Q.	Who is soliciting my vote?

A.             The solicitation of proxies is made by our Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Shareholders of the Company. We are a holding company, and our principal direct and indirect subsidiaries include Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”); Ameren Illinois Company (“Ameren Illinois”); and Ameren Services Company (“Ameren Services”).

Q.	Does the Board consider director nominees recommended by shareholders?

A.             The Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with the Company’s Policy Regarding Nominations of Directors (the “Director Nomination Policy”), a copy of which can be found on the Company’s website.

Q.	Do I need a ticket to attend the Annual Meeting?

A.             An admission ticket is required to enter the Company’s Annual Meeting. Please follow the advance registration instructions on your Notice of Internet Availability of Proxy Materials or proxy card.

Q.	Is my vote confidential?

A.             The Board of Directors has adopted a confidential shareholder voting policy for proxies, ballots or voting instructions submitted by shareholders. This policy does not prohibit disclosure where it is required by applicable law. In addition, nothing in the confidential shareholder voting policy prohibits shareholders or participants in the Company’s savings investment plans from voluntarily disclosing their votes or voting instructions, as applicable, to the Company’s directors or executive officers, nor does the policy prevent the Company or any agent of the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote. The policy does not limit the free and voluntary communication between the Company and its shareholders. Except with respect to materials submitted regarding shares allocated to participant accounts in the Company’s savings investment plans, all comments written on proxies, ballots or voting materials, together with the names and addresses of the commenting shareholders, may be made available to Company directors and executive officers.

Q.	Can I listen to the Annual Meeting online?

A.             The Annual Meeting will be webcast live on April 23, 2015. You are invited to visit http://www.ameren.com at 10:30 A.M. CDT on April 23, 2015, to hear the webcast of the Annual Meeting. On our home page, you will click on “Live Webcast Annual Meeting April 23, 2015, 10:30 A.M. CDT,” then the appropriate audio link. The webcast will remain on our website for one year. You cannot record your vote on this webcast.

Q.	How do I review the list of shareholders?

A.             The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for ten days prior to the Annual Meeting, at the Office of the Secretary of the Company.

Q.	What is the Company’s mailing policy when multiple registered shareholders share an address?

A.             The Company is permitted and intends to mail only one Notice of Internet Availability of Proxy Materials and/or one annual report and one proxy statement to multiple registered shareholders sharing an address who have consented to the delivery of one set of proxy materials per address or have received prior notice of our intent to do so, so long as the Company has not received contrary instructions from one or more of such shareholders. This practice is commonly referred to as “householding.” Householding reduces the volume of duplicate information received at your household and the cost to the Company of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one set of the proxy materials and you decide you want a separate copy of the proxy materials, the Company will promptly mail your separate copy if you contact the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149 or by calling toll-free 1-800-255-2237 (or in the St. Louis area 314-554-3502). Additionally, to resume the mailing of individual copies of future proxy materials to a particular shareholder, you may contact the Office of the Secretary, and your request will be effective within 30 days after receipt. You may request householding of these documents by providing the Office of the Secretary with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, the Company has been notified that certain banks, brokers and other nominees may household the Company’s proxy materials for shareholders who hold Company shares with the bank, broker or other nominee in “street” name and have consented to householding. In this case, you may request individual copies of proxy materials by contacting your bank, broker or other nominee.

AMEREN CORPORATE GOVERNANCE HIGHLIGHTS

The Company has a history of strong corporate governance practices and is continuously focused on ensuring that its corporate governance practices protect and enhance long-term shareholder value. The Company’s commitment to good corporate governance is demonstrated through practices such as:

Board of Directors:

•	Our entire Board is elected annually.

•	A majority voting standard is used to elect all directors.

•	Our Board is comprised entirely of independent directors, except for our CEO.

•	We have an independent Lead Director with clearly delineated and comprehensive duties and responsibilities.

•	We maintain a director retirement age of 72. Directors who attain age 72 must submit a letter offering to retire to the Nominating and Corporate Governance Committee for its consideration.

•

Only independent directors serve on all standing Board committees, including the Audit and Risk Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board. Each committee operates under a written charter that has been approved by the Board.

•

Our independent directors regularly hold executive sessions of the Board, which are led by the Lead Director, outside the presence of the Chairman, the Chief Executive Officer or any other Company employee and meet in private session with the Chief Executive Officer at every regularly scheduled Board meeting.

•	The Board and each of the Board committees annually reviews its performance, structure and processes in order to assess how effectively it is functioning.

•	The Board conducts succession planning on an annual basis and regularly focuses on senior executive development, including the transitioning of the CEO position in 2014.

•	The Board, and the Audit and Risk Committee of the Board, regularly consider key risks facing and regulations applicable to the Company.

Shareholder Rights:

•	We do not have a shareholder rights plan (“poison pill”) in place.

•	Other than a super-majority requirement (66.67%) to approve mergers as provided by Missouri state statute, we have no super-majority voting requirement for shareholder action.

•	Our directors may be removed without cause.

ITEMS YOU MAY VOTE ON

ITEM (1): ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of the Board of Directors and approved by the Board of Directors, or the Board of Directors may reduce the size of the Board in accordance with the Company’s By-Laws and Restated Articles of Incorporation. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The 11 nominees for director who receive the vote of at least a majority of the shares entitled to vote in the election of directors and represented in person or by proxy at the meeting at which a quorum is present will be elected. Shareholders may not cumulate votes in the election of directors. In the event any nominee for re-election fails to obtain the required majority vote, such nominee will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will evaluate the best interests of the Company and its shareholders and will recommend to the Board the action to be taken with respect to any such tendered resignation. If there is a nominee, other than a nominee for re-election, that fails to obtain the required majority vote, such nominee will not be elected to the Board and there will be a vacancy on the Board of Directors as a result thereof. Pursuant to the Company’s By-Laws and Restated Articles of Incorporation, any vacancy on the Board of Directors shall be filled by a majority of the directors then in office.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

The nominees for our Board of Directors are listed below, along with their age as of December 31, 2014, tenure as director, other directorships held by such nominee during the previous five years and business background for at least the last five years. Each nominee’s biography below also includes a description of the specific experience, qualifications, attributes or skills of each director or nominee that led the Board to conclude that such person should serve as a director of Ameren. The fact that we do not list a particular experience, qualification, attribute or skill for a director nominee does not mean that nominee does not possess that particular experience, qualification, attribute or skill. In addition to those specific experiences, qualifications, attributes or skills detailed below, each nominee has demonstrated the highest professional and personal ethics, a broad experience in business, government, education or technology, the ability to provide insights and practical wisdom based on their experience and expertise, a commitment to enhancing shareholder value, compliance with legal and regulatory requirements, and the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company. In assessing the composition of the Board of Directors, the Nominating and Corporate Governance Committee recommends Board nominees so that collectively, the Board is balanced by having the necessary experience, qualifications, attributes and skills and that no nominee is recommended because of one particular criterion, except that the Nominating and Corporate Governance Committee does believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. See “— CORPORATE GOVERNANCE — Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors of the Company, and, except for Mr. Coleman, all of the nominees have been previously elected by shareholders at the Company’s prior annual meeting. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of the Board of Directors and were unanimously nominated by the Board of Directors.

WARNER L. BAXTER

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

Outside directorships: UMB Financial Corporation, 2013–Present Director since: 2014 Age: 53

EXECUTIVE EXPERIENCE:

Mr. Baxter began his career with Ameren Missouri in 1995 as Assistant Controller. He was named Controller of Ameren Missouri in 1996. Following the 1997 merger of Ameren Missouri and CIPSCO Incorporated, he served as Vice President and Controller of Ameren and Ameren Services. In 2001, Mr. Baxter was named Senior Vice President, Finance. From 2003 to 2009, Mr. Baxter was Executive Vice President and Chief Financial Officer of Ameren and certain of its subsidiaries, where he led the finance, strategic planning and business risk management functions. From 2007 to 2009, he was also President and Chief Executive Officer of Ameren Services. From 2009 to 2014, Mr. Baxter served as the Chairman, President and Chief Executive Officer of Ameren Missouri. On February 14, 2014, Mr. Baxter succeeded Thomas R. Voss as President of the Company. Mr. Baxter succeeded Mr. Voss as Chief Executive Officer of the Company on April 24, 2014 and as Chairman of the Board on July 1, 2014. Prior to joining Ameren, Mr. Baxter served as senior manager in PwC’s national office in New York City from 1993 to 1995. From 1983 to 1993, Mr. Baxter worked in PwC’s St. Louis office, where he provided auditing and consulting services to clients in a variety of industries.

Mr. Baxter served as a director of Ameren Missouri from 1999 to 2014, and as a director of Ameren Illinois from 1999 to 2009.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Baxter’s extensive executive management and directorship experience, strong strategic planning, accounting, financial and administrative skills and experience; tenure with the Company (and its current and former affiliates); and contributions as a current Board member, the Board concluded that Mr. Baxter should serve as a director of Ameren.

CATHERINE S. BRUNE

RETIRED PRESIDENT, ALLSTATE PROTECTION EASTERN TERRITORY OF ALLSTATE INSURANCE COMPANY

Standing Board committees: • Audit and Risk Committee • Nuclear Oversight and Environmental Committee Outside directorships: None Director since: 2011 Age: 61

EXECUTIVE EXPERIENCE:

Ms. Brune served as President of Allstate, a personal lines insurer, from October 2010 to November 2013 and oversaw Property/Casualty operations in 23 states and Canada. Ms. Brune worked in various managerial capacities for Allstate from 1976 to 2013. She was elected the company’s youngest officer in 1986, moving into information technology in the early 1990s. In 2002, Ms. Brune was named Allstate’s Senior Vice President, Chief Information Officer. Ms. Brune was a member of Allstate’s senior leadership team. Ms. Brune retired from Allstate in November 2013.

SKILLS AND QUALIFICATIONS:

Based primarily upon Ms. Brune’s extensive executive management and leadership experience as a former President and Chief Information Officer of a leading insurance company; strong information and technology, strategic planning, financial, regulatory, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Ms. Brune should serve as a director of Ameren.

J. EDWARD COLEMAN

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF UNISYS CORPORATION

Standing Board committees: • Nuclear Oversight and Environmental Committee Outside directorships: • Lexmark International, Inc., 2010–Present Director since: 2015 Age: 63

EXECUTIVE EXPERIENCE:

Mr. Coleman served as Chairman and Chief Executive Officer of Unisys Corporation from October 2008 to December 2014. He previously served as Chief Executive Officer of Gateway, Inc. from 2006 to 2008, as Senior Vice President and President of Enterprise Computing Solutions at Arrow Electronics from 2005 to 2006, and as Chief Executive Officer of CompuCom Systems, Inc. from 1999 to 2004 and as Chairman of the Board from 2001 to 2004. Earlier in his career, he held various leadership positions at Computer Sciences Corporation and IBM Corporation.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Coleman’s extensive executive management and leadership experience as a former chief executive officer of three publicly-traded technology companies; strong strategic planning, financial, information technology, customer relations, compensation and administrative skills and experience, the Board concluded that Mr. Coleman should serve as a director of Ameren.

ELLEN M. FITZSIMMONS

EXECUTIVE VICE PRESIDENT OF LAW AND PUBLIC AFFAIRS, GENERAL COUNSEL AND CORPORATE SECRETARY OF CSX CORPORATION

Standing Board committees: • Audit and Risk Committee • Nominating and Corporate Governance Committee Outside directorships: None Director since: 2009 Age: 54

EXECUTIVE EXPERIENCE:

Ms. Fitzsimmons joined CSX Corporation, a transportation supplier, in 1991 and has served in her current position since 2003. Ms. Fitzsimmons oversees all legal, government relations and public affairs activities for CSX. During Ms. Fitzsimmons’ tenure with CSX, her responsibilities have included key roles in major risk and corporate governance-related areas.

SKILLS AND QUALIFICATIONS:

Based primarily upon Ms. Fitzsimmons’ extensive executive and leadership experience as the Executive Vice President, General Counsel and Corporate Secretary of a transportation supplier; strong legal, government relations, public affairs, regulatory, accounting, financial, risk management, internal audit, compliance, corporate governance, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Ms. Fitzsimmons should serve as a director of Ameren.

WALTER J. GALVIN

FORMER VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER OF EMERSON ELECTRIC CO.

Standing Board committees:

•        Audit and Risk Committee

•        Finance Committee

Outside directorships:

•        F.M. Global Insurance Company (non-reporting company), 1995–Present

•        Aegion Corporation, 2014–Present

•        Emerson Electric Co., 2000–2013

Director since: 2007

•        Lead Director since 2014

Age: 68

EXECUTIVE EXPERIENCE:

Mr. Galvin is currently a consultant to Emerson Electric, an electrical and electronics manufacturer, and served as Emerson Electric’s Vice Chairman from October 2009 to February 2013. He served as Emerson Electric’s Chief Financial Officer from 1993 until February 2010. He served as a management member of Emerson Electric’s Board of Directors from 2000 to February 2013.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Galvin’s extensive executive management and leadership experience as the former Vice Chairman and Chief Financial Officer of an industrial manufacturing company; significant accounting, financial, risk management, regulatory, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Galvin should serve as a director of Ameren.

RICHARD J. HARSHMAN

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF ALLEGHENY TECHNOLOGIES INCORPORATED

Standing Board committees: • Human Resources Committee • Nuclear Oversight and Environmental Committee Outside directorships: None Director since: 2013 Age: 58

EXECUTIVE EXPERIENCE:

Mr. Harshman serves as the Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated, a producer of specialty materials products to the global electrical energy, aerospace and defense, oil and gas, chemical process industry, medical, and other diversified consumer and durable goods markets.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Harshman’s extensive executive management and leadership experience as the Chairman, President and Chief Executive Officer, and previously Chief Financial Officer, of ATI; his significant strategic planning, financial, operations, regulatory, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Harshman should serve as a director of Ameren.

GAYLE P.W. JACKSON, PH.D.

PRESIDENT AND CHIEF EXECUTIVE OFFICER, ENERGY GLOBAL, INC.

Standing Board committees:

•        Nominating and Corporate Governance Committee

•        Nuclear Oversight and Environmental Committee

Outside directorships:

•        Atlas Pipeline Partners, L.P., 2005–2009, 2011–2015

•        Atlas Energy, Inc., 2009–2011

Director since: 2005

Age: 68

EXECUTIVE EXPERIENCE:

Dr. Jackson serves as the President and Chief Executive Officer of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies. From 2002 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Central and Eastern Europe, Latin America and Asia. Dr. Jackson is a past Deputy Chairman of the Federal Reserve Bank of St. Louis.

SKILLS AND QUALIFICATIONS:

Based primarily upon Dr. Jackson’s extensive executive management and leadership experience as the President and Chief Executive Officer of a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies; strong strategic planning, marketing, banking, regulatory, financial, regulatory, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Dr. Jackson should serve as a director of Ameren.

JAMES C. JOHNSON

RETIRED GENERAL COUNSEL, LOOP CAPITAL MARKETS LLC

Standing Board committees:

•        Human Resources Committee

•        Nuclear Oversight and Environmental Committee

Outside directorships:

•        Hanesbrands Inc., 2006–Present

•        Energizer Holdings, Inc., 2013–Present

Director since: 2005

Age: 62

EXECUTIVE EXPERIENCE:

Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a financial services firm, from November 2010 to December 2013. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007 and as Vice President and Assistant General Counsel, Commercial Airplanes, from 2007 until his retirement in March 2009.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Johnson’s extensive executive management and leadership experience as the former General Counsel of a financial services firm and as the former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm; his strong legal, compliance, risk management, board-management relations, corporate governance, finance, regulatory and compensation skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Johnson should serve as a director of Ameren.

STEVEN H. LIPSTEIN

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BJC HEALTHCARE

Standing Board committees: • Human Resources Committee • Finance Committee Outside directorships: • BJC HealthCare (nonprofit organization), 1999–Present Director since: 2010 Age: 58

EXECUTIVE EXPERIENCE:

Mr. Lipstein joined BJC HealthCare, one of the largest non-profit health care organizations in the U.S., in 1999. From 1982 to 1999, Mr. Lipstein held various executive positions within The University of Chicago Hospitals and Health System and The Johns Hopkins Hospital and Health System. Mr. Lipstein served as Chairman of the Federal Reserve Bank of St. Louis from 2009 to 2011.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Lipstein’s extensive executive management and leadership experience as the President and Chief Executive Officer of a health care organization; strong strategic planning, banking, regulatory, financial, customer relations, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Lipstein should serve as a director of Ameren.

STEPHEN R. WILSON

RETIRED CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CF INDUSTRIES HOLDINGS, INC.

Standing Board committees:

•        Audit and Risk Committee

•        Finance Committee

Outside directorships:

•        CF Industries Holdings, Inc., 2005–2014

•        Terra Nitrogen GP, Inc., 2010–2014

•        GATX Corporation, 2014–Present

Director since: 2009

Age: 66

EXECUTIVE EXPERIENCE:

Mr. Wilson is the retired Chairman, President and Chief Executive Officer of CF Industries Holdings, Inc., a manufacturer and distributor of nitrogen and phosphate fertilizer products. He served in those capacities from 2005 until his retirement in 2014, as President and Chief Executive Officer of CF Industries, Inc. (a predecessor company) from 2003 to 2005 and as Chief Financial Officer from 1991 to 2003.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Wilson’s extensive executive management and leadership experience as the former Chairman, President and Chief Executive Officer and the former Chief Financial Officer of an industrial manufacturing company; strong strategic planning, financial, operations, risk management, regulatory, compensation and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Wilson should serve as a director of Ameren.

JACK D. WOODARD

RETIRED EXECUTIVE VICE PRESIDENT AND CHIEF NUCLEAR OFFICER OF SOUTHERN NUCLEAR OPERATING COMPANY, INC.

Standing Board committees: • Nominating and Corporate Governance Committee • Nuclear Oversight and Environmental Committee Outside directorships: None Director since: 2006 Age: 71

EXECUTIVE EXPERIENCE:

Mr. Woodard served as the Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc., a subsidiary of The Southern Company, which is a utility holding company. Mr. Woodard joined The Southern Company system in 1971 and in 1993, Mr. Woodard was elected Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc. He retired in 2004. Mr. Woodard served as an independent adviser to Ameren’s Board of Directors and to the Board’s Nuclear Oversight Committee (predecessor to the Board’s Nuclear Oversight and Environmental Committee) from 2005 until his election as a director.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Woodard’s extensive executive management and leadership experience as the former Executive Vice President and Chief Nuclear Officer of a utility company; experience as an adviser to Ameren’s Board and the Nuclear Oversight Committee prior to his election to Ameren’s Board and as a consultant to certain electric utilities and power generation equipment and services supplier companies; strong regulatory, nuclear operations, financial, regulatory and administrative skills and experience; and tenure and contributions as a current Board and Board committee member, the Board concluded that Mr. Woodard should serve as a director of Ameren.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTOR NOMINEES.

BOARD STRUCTURE

Board and Committee Meetings and Annual Meeting Attendance

During 2014, the Board of Directors met six times. All then incumbent directors attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy under which Board members are expected to attend each shareholders’ meeting. At the 2014 annual meeting of shareholders, all of the then incumbent directors (and nominated for election in 2014) were in attendance.

Director Qualification Standards

The Board of Directors, in accordance with NYSE listing standards, has adopted a formal set of Corporate Governance Guidelines which include certain director qualification standards.

A director who attains age 72 prior to the date of an annual meeting is required to submit a letter to the Nominating and Corporate Governance Committee offering his or her resignation from the Board, effective with the end of the director’s elected term, for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director and make a recommendation to the Board of Directors and, if applicable, repeat such review annually thereafter.

In addition, the Corporate Governance Guidelines provide that a director who undergoes a significant change with respect to principal employment is required to notify the Nominating and Corporate Governance Committee and offer his or her resignation from the Board. The Nominating and Corporate Governance Committee will then evaluate the facts and circumstances and make a recommendation to the Board whether to accept the offered resignation or request that the director continue to serve on the Board.

Board Leadership Structure

The Company’s By-Laws and Corporate Governance Guidelines delegate to the Board of Directors the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer. The Board annually considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chairman of the Board and Chief Executive Officer. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company and the skills and experience of Mr. Baxter, is a leadership structure that combines the roles of Chairman of the Board and Chief Executive Officer with Mr. Baxter filling those roles for the following primary reasons:

•

such a Board leadership structure with combined Chairman and Chief Executive Officer roles has previously served the Company and its shareholders well, and the Board expects that the structure will continue to serve them well again, based primarily on Mr. Baxter’s background, skills and experience, as detailed in his biography above;

•

pursuant to the Company’s Corporate Governance Guidelines, when the Chairman of the Board is the Chief Executive Officer or an employee of the Company, the Company has a designated independent Lead Director (as defined and discussed below), selected by the Company’s Nominating and Corporate Governance Committee and ratified by vote of the independent directors, with clearly delineated and comprehensive duties and responsibilities as set forth in the Company’s Corporate Governance Guidelines, which provides the Company with a strong counterbalancing governance and leadership structure that is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk and thus, makes separating the Chairman of the Board and Chief Executive Officer positions at this time unnecessary;

•

only independent directors serve on all standing Board committees, including the Audit and Risk Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board;

•

independent directors regularly hold executive sessions of the Board, which are led by the Lead Director, outside the presence of the Chairman, the Chief Executive Officer or any other Company employee and meet in private session with the Chief Executive Officer at every regularly scheduled Board meeting;

•	the Company has established a Policy Regarding Communications to the Board of Directors for all shareholders and other interested parties;

•

the combined Chairman and Chief Executive Officer position continues to be the principal board leadership structure among public companies in the United States, including the Company’s peer companies; and

•	there is no empirical evidence that separating the roles of Chairman and Chief Executive Officer improves return for shareholders.

The Board recognizes that, depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A Board leadership structure that separates the roles of Chairman of the Board and Chief Executive Officer has previously served the Company and its shareholders well and may serve them well in the future. The Company is committed to reviewing this determination on an annual basis.

According to the Company’s Corporate Governance Guidelines, when the Chairman of the Board is the Chief Executive Officer or an employee of the Company, the Nominating and Corporate Governance Committee of the Board of Directors will select an independent director to preside or lead the executive sessions (which selection will be ratified by vote of the independent directors of the Board of Directors) (the “Lead Director”). The Company’s Corporate Governance Guidelines provide that the Lead Director will serve a one-year term and that it is expected that the Lead Director will serve at least three and no more than five consecutive terms in order to facilitate the rotation of the Lead Director position while maintaining experienced leadership. The Company’s Corporate Governance Guidelines set forth the authority, duties and responsibilities of the Board of Directors’ Lead Director as follows:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	convene and chair meetings of the independent directors in executive session at each Board meeting;

•	solicit the non-management directors for advice on agenda items for meetings of the Board;

•	serve as a liaison between the Chairman and Chief Executive Officer and the independent directors;

•	call meetings of the independent directors;

•	collaborate with the Chairman and Chief Executive Officer in developing the agenda for meetings of the Board and approve such agendas;

•	consult with the Chairman and Chief Executive Officer on and approve information that is sent to the Board;

•

collaborate with the Chairman and the Chief Executive Officer and the Chairs of the standing Board committees in developing and managing the schedule of meetings of the Board and approve such schedules to assure that there is sufficient time for discussion of all agenda items; and

•	if requested by major shareholders, ensure that he or she is available for consultation and direct communication.

In performing the duties described above, the Lead Director is expected to consult with the Chairs of the appropriate Board committees and solicit their participation. The Lead Director also performs such other duties as may be assigned to the Lead Director by the Company’s By-Laws or the Board of Directors.

Risk Oversight Process

Given the importance of monitoring risks, the Board has determined to utilize a committee specifically focused on oversight of the Company’s risk management. The Board has charged its Audit and Risk Committee with oversight responsibility of the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of risks on a Company-wide basis. The Audit and Risk Committee meets on a regular basis to review the business risk management processes, at which time applicable members of senior management provide reports to the Audit and Risk Committee. While the Audit and Risk Committee retains this responsibility, it coordinates this oversight with other committees of the Board having primary oversight responsibility for specific risks (see “— Board Committees — Standing Board Committee and Function” below). Each of the Board’s standing committees, in turn, receives regular reports from members of senior management concerning its assessment of Company risks within the purview of such committee. Each such committee also has the authority to engage independent advisers. The risks that are not specifically assigned to a Board committee are considered by the Audit and Risk Committee through its oversight of the Company’s business risk management process. The Audit and Risk Committee then discusses with members of senior management methods to mitigate such risks.

Notwithstanding the Board’s oversight delegation to the Audit and Risk Committee, the entire Board is actively involved in risk oversight. The Audit and Risk Committee annually reviews for the Board which committees maintain oversight responsibilities described above and the overall effectiveness of the business risk management process. In addition, at each of its meetings, the Board receives a report from the Chair of the Audit and Risk Committee, as well as from the Chair of each of the Board’s other standing committees identified below, each of which is currently chaired by an independent director. The Board then discusses and deliberates on the Company’s risk management practices. Through the process outlined above, the Board believes that the leadership structure of the Board supports effective oversight of the Company’s risk management.

Consideration of Risks Associated with Compensation

In evaluating the material elements of compensation available to executives and other Company employees, the Human Resources Committee takes into consideration whether the Company’s compensation policies and practices may incentivize behaviors that might lead to excessive risk taking. The Human Resources Committee, with the assistance of its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), and Company management, reviews the Company’s compensation policies and practices each year for design features that have the potential to encourage excessive risk taking. The program contains multiple design features that manage or mitigate these potential risks, including:

•	an appropriate balance of fixed and variable pay opportunities;

•	caps on incentive plan payouts;

•	the use of multiple performance measures in the compensation program;

•	measurement of performance at the corporate level;

•	a mix between short-term and long-term incentives, with an emphasis for executives on rewarding long-term performance;

•	Committee discretion regarding individual executive awards;

•	oversight by non-participants in the plans;

•	a code of conduct, internal controls and other measures implemented by the Company;

•	the existence of anti-hedging and anti-pledging policies for executives;

•

the existence of a clawback provision in the 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”) and 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”) that applies to annual and long-term incentive plan grants in certain circumstances; and

•

stock ownership and holding requirements applicable to members of the Company’s management team (including the Named Executive Officers) who are subject to reporting under Section 16 of the Securities Exchange Act of 1934 (collectively the “Section 16 Officers”) and stock ownership guidelines applicable to all other members of the Company’s management team.

Based upon the above considerations, the Human Resources Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

BOARD COMMITTEES

The Board of Directors has a standing Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee, the chairs and members of which are recommended by the Nominating and Corporate Governance Committee, appointed annually by the Board and are identified below. The Audit and Risk Committee, Human Resources Committee and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom the Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Director Nomination Policy. In addition, the Nuclear

Oversight and Environmental Committee and the Finance Committee are currently comprised entirely of non-management directors, each of whom the Board has also determined to be “independent” under the Director Nomination Policy. A more complete description of the duties of each standing Board committee is contained in each standing Board committee’s charter available at http://www.ameren.com/Investors.

Standing Board Committee and Function	Chair and Members	Meetings in 2014

Audit and Risk Committee

•    Appoints and oversees the independent registered public accountants; pre-approves all audit, audit-related services and non-audit engagements with independent registered public accountants.

•    Approves the annual internal audit plan, annual staffing plan and financial budget of the internal auditors; reviews with management the design and effectiveness of internal controls over financial reporting.

•    Reviews with management and independent registered public accountants the scope and results of audits and financial statements, disclosures and earnings press releases.

•    Reviews the appointment, replacement, reassignment or dismissal of the leader of internal audit or approves the retention of, and engagement terms for, any third-party provider of internal audit services; reviews the internal audit function.

•    Reviews with management the business risk management processes, which include the identification, assessment, mitigation and monitoring of risks on a Company-wide basis.

•    Coordinates its oversight of business risk management with other Board committees having primary oversight responsibilities for specific risks.

•    Oversees an annual audit of the Company’s political contributions; performs other actions as required by the Sarbanes-Oxley Act of 2002, the NYSE listing standards and its Charter.

•    Establishes a system by which employees may communicate directly with members of the Committee about accounting, internal controls and financial reporting deficiency.

•    Performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each of Walter J. Galvin and Stephen R. Wilson qualifies as an “audit committee financial expert” as that term is defined by the SEC.

	Walter J. Galvin, Chair Catherine S. Brune Ellen M. Fitzsimmons Stephen R. Wilson	9

Standing Board Committee and Function	Chair and Members	Meetings in 2014

Human Resources Committee

•    Reviews and approves objectives relevant to the compensation of the Chief Executive Officer of the Company and Presidents of its subsidiaries as well as other executive officers.

•    Administers and approves awards under the incentive compensation plan.

•    Administers and approves incentive compensation plans, executive employment agreements, if any, severance agreements and change in control agreements.

•    Reviews with management, and prepares an annual report regarding, the Compensation Discussion and Analysis section of the Company’s Form 10-K and proxy statement.

•    Acts on important policy matters affecting personnel; recommends to the Board amendments to those pension plans sponsored by the Company or one or more of its subsidiaries, except as otherwise delegated.

•    Performs other actions as required by the NYSE listing standards and its Charter, including the retention of outside compensation consultants and other outside advisors.

•    Performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Exchange Act.

•    Reviews the Company’s compensation policies and practices to determine whether they encourage excessive risk taking.

	Patrick T. Stokes, Chair Richard J . Harshman James C. Johnson Steven H. Lipstein	8

Standing Board Committee and Function	Chair and Members	Meetings in 2014

Nominating and Corporate Governance Committee

•    Adopts policies and procedures for identifying and evaluating director nominees; identifies and evaluates individuals qualified to become Board members and director candidates, including individuals recommended by shareholders.

•    Reviews the Board’s policy for director compensation and benefits.

•    Establishes a process by which shareholders and other interested persons will be able to communicate with members of the Board.

•    Develops and recommends to the Board corporate governance guidelines; oversees the Company’s code of business conduct (referred to as its Principles of Business Conduct), Code of Ethics for Principal Executive and Senior Financial Officers and the Policy and Procedures With Respect to Related Person Transactions (see “— CORPORATE GOVERNANCE” below).

•    Assures that the Company addresses relevant public affairs issues from a perspective that emphasizes the interests of its key constituents (including, as appropriate, shareholders, employees, communities and customers); reviews and recommends to the Board shareholder proposals for inclusion in proxy materials that relate to public affairs and/or corporate social responsibility issues.

•    Reviews semi-annually with management the performance for the immediately preceding six months regarding constituent relationships (including, as appropriate, relationships with shareholders, employees, communities and customers).

•    Performs other actions as required by the NYSE listing standards and its Charter.

•    Performs its committee functions for all Ameren subsidiaries which are registered companies pursuant to the Exchange Act.

	Ellen M. Fitzsimmons, Chair Gayle P. W. Jackson Patrick T. Stokes Jack D. Woodard	5
Nuclear Oversight and Environmental Committee • Provides Board-level oversight of the Company’s nuclear power facility as well as long-term plans and strategies of the Company’s nuclear power program. • Assists the Board in providing oversight of the Company’s policies, practices and performance relating to environmental affairs.	Jack D. Woodard, Chair Catherine S. Brune J. Edward Coleman Richard J. Harshman Gayle P. W. Jackson James C. Johnson	7

Standing Board Committee and Function	Chair and Members	Meetings in 2014

Finance Committee

•    Oversees overall financial policies and objectives of the Company and its subsidiaries, including capital project review and approval of financing plans and transactions, investment policies and rating agency objectives.

•    Reviews and makes recommendations regarding the Company’s dividend policy.

•    Reviews and recommends to the Board the capital budget of the Company and its subsidiaries; reviews, approves and monitors all capital projects with estimated capital expenditures of between $25 million and $50 million; recommends to the Board and monitors all capital projects with estimated capital costs in excess of $50 million.

•    Reviews and recommends to the Board the Company’s and its subsidiaries’ debt and equity financing plans.

•    Oversees the Company’s commodity risk assessment process, system of controls and compliance with established risk management policies and procedures.

	Stephen R. Wilson, Chair Walter J. Galvin Steven H. Lipstein	5

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct

The Board of Directors has adopted Corporate Governance Guidelines, a Director Nomination Policy, a Policy Regarding Communications to the Board of Directors, a Policy and Procedures With Respect to Related Person Transactions and written charters for its Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee. The Board of Directors also has adopted the Company’s code of business conduct (referred to as Ameren’s Principles of Business Conduct) applicable to all of the Company’s directors, officers and employees, and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers. These documents and other items relating to the governance of the Company can be found on our website at http://www.ameren.com/investors. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Standing Board Committee Governance Practices

The standing Board committees focus on good governance practices. This includes:

•	requiring several meetings to discuss important decisions;

•	receiving meeting materials several days in advance of meetings; and

•	conducting executive sessions with Committee members only.

Human Resources Committee Governance Practices

The Human Resources Committee obtains professional advice from an independent compensation consultant engaged directly by and who reports to the Committee. It is the

Human Resources Committee’s view that its compensation consultant should be able to render candid and expert advice independent of management’s influence. In February 2014, the Human Resources Committee approved the continued engagement of Meridian as its independent compensation consulting firm. In its decision to retain Meridian as its independent compensation consultant, the Committee gave careful consideration to a broad range of attributes necessary to assist the needs of the Committee in setting compensation, including:

•	a track record in providing independent, objective advice;

•	broad organizational knowledge;

•	industry reputation and experience;

•	in-depth knowledge of competitive pay levels and practices; and

•	responsiveness and working relationship.

Meridian representatives attended seven of the Human Resources Committee meetings during 2014. At the Human Resources Committee’s request, the consultant met separately with the Committee members outside the presence of management at each meeting, and spoke separately with the Committee Chair and other Committee members between meetings, as necessary or desired.

During 2014, the Committee requested of Meridian the following items:

•	competitive market pay and market trend analyses, which assist the Committee in targeting executive compensation at the desired level versus market;

•	a review of the competitiveness of Ameren’s benefits programs that apply to executives;

•

comparisons of short-term incentive payouts and financial performance to utility peers, which the Committee uses to evaluate prior-year short-term incentive goals and set future short-term incentive goals;

•	preparation of tally sheets, which the Committee uses to evaluate the cumulative impact of prior compensation decisions;

•	review and advice on the Compensation Discussion and Analysis section included in the Company’s proxy statement to ensure full and clear disclosure;

•	advice in connection with the Committee’s risk analysis of the Company’s compensation policies and practices, in furtherance of the Committee’s responsibilities pursuant to its charter;

•

advice with respect to legal, regulatory and/or accounting considerations impacting Ameren’s compensation and benefit programs, to ensure the Committee is aware of external views regarding the programs;

•	advice in connection with preparation of the 2014 Plan, which was approved by shareholders at the 2014 Annual Meeting; and

•	other requests relating to executive compensation issues.

Other than services provided to the Human Resources Committee as set forth above and for the Nominating and Corporate Governance Committee as described below, Meridian did not perform any other services for the Company or any of its subsidiaries in 2014.

Pursuant to its letter agreement with the Committee, if the Company or management of the Company proposes that Meridian perform services for the Company or management of the Company other than in Meridian’s retained role as consultant to the Committee and the Nominating and Corporate Governance Committee, any such proposal is required to be submitted to the Committee for approval before such services begin.

In February 2014, the Nominating and Corporate Governance Committee also approved the continued engagement of Meridian as its independent consulting firm with respect to director compensation matters. See “— DIRECTOR COMPENSATION — Role of Director Compensation Consultant” below for a description of the services Meridian provided to the Nominating and Corporate Governance Committee in 2014.

In December 2012, each of the Human Resources Committee and Nominating and Corporate Governance Committee established procedures for the purpose of determining whether the work of any compensation consultant raised any conflict of interest. Pursuant to such procedures, in December 2014 each such committee considered various factors, including the six factors mandated by SEC rules, and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Meridian.

Delegation of Authority

The Human Resources Committee has delegated authority to the Company’s Administrative Committee, comprised of designated members of management, to approve changes, within specified parameters, to certain of the Company’s retirement plans. It has also delegated authority to management to make pro rata equity grants in the first year of PSUP eligibility to executives below a specified level who are newly promoted into a PSUP eligible role or hired into a PSUP eligible role from an external source during the year.

Role of Executive Officers

The role of executive officers in compensation decisions for 2014 is described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Role of Executive Officers. Neither Mr. Voss, while he was Chief Executive Officer of the Company, nor Mr. Baxter, as Chief Executive Officer of the Company, was involved in determining his own compensation. See “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Timing of Compensation Decisions and Awards” below.

Human Resources Committee Interlocks and Insider Participation

The current members of the Human Resources Committee of the Board of Directors, Messrs. Harshman, Johnson, Lipstein, and Stokes, were not at any time during 2014 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under applicable SEC rules.

No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Human Resources Committee during 2014.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with the Company’s Director Nomination Policy, a copy of which can be found on the Company’s website. Briefly, the Nominating and Corporate Governance Committee will consider as a candidate any director of the

Company who has indicated to the Nominating and Corporate Governance Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Director Nomination Policy. The Nominating and Corporate Governance Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. In 2014, the Company made payments in the approximate amount of $98,500 to Robert Gariano Associates, which was engaged by the Nominating and Corporate Governance Committee, to assist in identifying and evaluating potential director nominees.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, the Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, to provide practical insights and diverse perspectives and to contribute to the regular refreshment of skill sets represented on the Board. Candidates also will be assessed in the context of the then-current composition of the Board, the average tenure of the Board, the operating requirements of the Company and the long-term interests of all shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills), director tenure, board refreshment and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Nominating and Corporate Governance Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Nominating and Corporate Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

The Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a substantial majority of the Board shall consist of independent directors, as defined by the Company’s Director Nomination Policy. See “—Director Independence” below.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. In addition, because the Company is committed to maintaining its tradition of inclusion and diversity within the Board, each assessment and selection of director candidates will be made by the Nominating and Corporate Governance Committee in compliance with the Company’s policy of non-discrimination based on race, color, religion, sex, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by law. The Nominating and Corporate Governance Committee considers and assesses the implementation and effectiveness of its diversity policy in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best advance the Company’s long-term business interests.

Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to advise the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee prior to accepting any other company directorship or any assignment to the audit committee or compensation committee of the board of directors of any other company of which such director is a member. Directors accepting a directorship (or equivalent position) with a not-for-profit organization are also expected to advise the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee before or promptly after accepting such a position. The Company’s Corporate Governance Guidelines also provide that if a director has a significant change with respect to principal employment, he or she is required to notify the Nominating and Corporate Governance Committee and offer his or her resignation from the Board. The Nominating and Corporate Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request the director to continue to serve on the Board.

The Company’s Director Nomination Policy requires all directors standing for re-election to agree that in the event any director fails to obtain the required majority vote at an annual meeting of shareholders, such director will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and recommendation to the Company’s Board.

Executive Sessions of Independent Directors

The independent directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. During 2014, all non-management directors were independent (see “— Director Independence” below). Walter J. Galvin, who currently serves as the Lead Director, presides at the executive sessions. The Lead Director’s duties also include those detailed under “— Board Leadership Structure” above.

Director Independence

Pursuant to NYSE listing standards, the Company’s Board of Directors has adopted a formal set of categorical independent standards with respect to the determination of director independence. These standards are set forth in the Company’s Director Nomination Policy. The provisions of the Director Nomination Policy regarding director independence meet and in some areas exceed the NYSE listing standards. In accordance with the Director Nomination Policy, in order to be considered independent a director must be determined to have no material relationship with the Company other than as a director. The Director Nomination Policy specifies the criteria by which the independence of our directors will be determined.

Under the Director Nomination Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•

has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•

is not currently a partner or employee of a firm that is the Company’s internal or external auditor; does not have an immediate family member who is a current partner of the Company’s internal or external auditor; does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and for the past three years has not, and no member of his or her immediate family has been a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•

is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and

•

is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•

any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•

the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this two percent standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director or the director’s immediate family member is a principal/executive officer or in which the director or the director’s immediate family member holds at least a five percent equity interest.

In accordance with the Director Nomination Policy, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered transactions and relationships between each director and director nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent.

In evaluating the independence of directors, the Board considered all transactions between the Company and entities with which the directors and nominees are associated. Directors Fitzsimmons, Galvin and Lipstein are affiliated with companies that purchased services from and/or sold services to the Company or its subsidiaries, which services were either rate-regulated or competitively bid. Directors Fitzsimmons, Galvin and Lipstein are affiliated with companies that purchased services from and/or sold services to the Company or its subsidiaries, which services were not rate-regulated or competitively bid but which were entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In each case, the Board determined that the transactions were significantly below the thresholds under the director independence standards under the NYSE requirements and the Company’s own standard for determining “material relationships” and did not affect the directors’ independence.

The Board also reviewed all contributions made by the Company and its subsidiaries to charitable organizations with which the directors or their immediate family members serve as an executive officer. The Board determined that the contributions were consistent with similar contributions, were approved in accordance with the Company’s normal procedures and were under the thresholds of the director independence requirements.

All of the referenced transactions discussed above were ordinary course commercial transactions made on an arms’ length basis and on terms comparable to those generally available to unaffiliated third parties under the same or similar circumstances. The Board considered each of these transactions and relationships and determined that none of them was material or affected the independence of directors involved under either the general independence standards contained in the NYSE’s listing standards or the categorical standards contained in our Director Nomination Policy.

As a result of this review, the Board, at its meeting in February 2015, affirmatively determined that the following directors are independent under the standards set forth in the Director Nomination Policy: Catherine S. Brune, J. Edward Coleman, Ellen M. Fitzsimmons, Walter J. Galvin, Richard J. Harshman, Gayle P. W. Jackson, James C. Johnson, Steven H. Lipstein, Stephen R. Wilson and Jack D. Woodard; and that Warner L. Baxter, as President and Chief Executive Officer of the Company, is not independent under the Director Nomination Policy. The Board also determined that Patrick T. Stokes, who is currently a director of the Company but who is not standing for reelection and will retire as of the annual meeting, is independent under such standards.

All members of the Audit and Risk Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, the Nuclear Oversight and Environmental Committee and the Finance Committee of the Board of Directors are independent under the standards set forth in the Director Nomination Policy.

Policy and Procedures with Respect to Related Person Transactions

The Board of Directors has adopted the Ameren Corporation Policy and Procedures With Respect to Related Person Transactions. This written policy provides that the Nominating and Corporate Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose annual compensation exceeds $120,000. The Chair of the Nominating and Corporate Governance Committee has been delegated authority to act between Nominating and Corporate Governance Committee meetings.

The policy defines a “Related Person Transaction” as a transaction (including any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships)) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than: (1) competitively bid or regulated public utility services transactions; (2) transactions involving trustee type services; (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis; (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules, or (ii) the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a named executive officer as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors; or (5) compensation of or transaction with a director, if the compensation or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) any person who is known by the Company (or any subsidiary of the Company) to be five percent or greater beneficial owners of more than five percent of any class of the Company’s voting securities, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all immediate family members of such person has a ten percent or greater beneficial interest.

The Office of the Corporate Secretary of the Company assesses whether a proposed transaction is a Related Person Transaction for purposes of the policy.

The policy recognizes that Related Person Transactions may, in some circumstances, be in the best interests of the Company and its shareholders.

The approval procedures in the policy identify the factors the Nominating and Corporate Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Corporate Governance Committee, including (if applicable) but not limited to: the benefits to the Company; the actual or apparent conflict of interest of the Related Person in the event of the Related Person Transaction, including, but not limited to, the impact on a director’s independence; the availability and costs of other sources for comparable products or services; the terms of the transaction; the terms available to or from unrelated third parties or to employees generally; and an analysis of the significance of the transaction to both the Company and the Related Person. The Nominating and Corporate Governance Committee will approve or ratify only those Related Person Transactions (a) that are in compliance with applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies, including but not limited to the Corporate Compliance Policy and (b) that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Nominating and Corporate Governance Committee determines in good faith. The policy provides for the pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions up to one year prior to the commencement of the transaction. The Human Resources Committee will review and approve on an annual basis the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose total annual compensation exceeds $120,000.

Based on the standards described above and certain determinations made by the Board discussed under “— Director Independence,” we had no Related Person Transactions in 2014 other than the employment of Julie V. Catron, a daughter of the Company’s then Chairman, President and Chief Executive Officer, Mr. Voss. Ms. Catron’s employment and 2014 and 2015 compensation were reviewed and approved in accordance with applicable Company policies. Ms. Catron became an employee of Ameren Missouri on January 6, 2014 and for 2014 earned total compensation of approximately $150,706 representing base salary on an annualized basis, participation in the Executive Incentive Plan at a target award opportunity of 20% of base salary and participation in the PSUP at a target award opportunity of 20% of base salary. In April 2014, Ms. Catron received a PSUP grant in an amount equal to 75% of what she would have received had she been employed before January 1, 2014. For

2015 Ms. Catron will earn a total compensation of approximately $176,080 representing base salary on an annualized basis, participation in the Executive Incentive Plan at a target award opportunity of 20% of base salary and participation in the PSUP at a target award opportunity of 20% of base salary. Ms. Catron also participates in the Company’s benefit and retirement plans as in effect from time to time. Mr. Voss did not supervise Ms. Catron and had no role in setting her compensation.

Policy Regarding Communications to the Board of Directors

The Board of Directors has adopted a policy for shareholders and other interested persons to send communications to the Board. Shareholders and other interested persons who desire to communicate with the Company’s directors or a particular director may write to: Ameren Corporation Board of Directors, c/o Head of Investor Relations, Mail Code 202, 1901 Chouteau Avenue, St. Louis, Missouri 63103. E-mail communications to directors should be sent to directorcommunication@ameren.com. All communications must be accompanied by the following information: if the person submitting the communication is a shareholder, a statement of the number of shares of the Company’s Common Stock that the person holds; if the person submitting the communication is not a shareholder and is submitting the communication to the Lead Director or the non-management directors as an interested party, the nature of the person’s interest in the Company; any special interest, meaning an interest not in the capacity of a shareholder of the Company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested persons to the Board of Directors will be reviewed by the Head of Investor Relations, or such other person designated by all non-management members of the Board, and if such communications are not solicitations, advertisements or other forms of mass mailings, they will be forwarded by the Office of the Corporate Secretary to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Annual Assessment of Board, Board Committee and Individual Director Performance

The Board of Directors annually reviews its performance, structure and processes in order to assess how effectively it is functioning. This assessment is implemented and administered by the Nominating and Corporate Governance Committee through an annual Board self-evaluation survey and director peer assessment. Further, each of the Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee of the Board conducts an annual evaluation of its performance. After reviewing the Board self-evaluations and director peer assessments, the Lead Director discusses the Board’s effectiveness with each director individually. The Lead Director reports on the Board self-evaluations and director peer assessments. The full Board of Directors discusses the Board self-evaluation, director peer assessment and committee evaluation reports to determine what, if any, action could improve (1) Board and Board committee performance and (2) if necessary, a director’s performance as it relates to the overall effectiveness of the Board.

In addition to the performance evaluations and assessments described above, the Nominating and Corporate Governance Committee also reviews annually the performance of all incumbent directors who are eligible for re-election at the Company’s next annual meeting of shareholders.

DIRECTOR COMPENSATION

Role of Director Compensation Consultant

As noted above under “— CORPORATE GOVERNANCE — Human Resources Committee Governance — Role of Compensation Consultant,” the Nominating and Corporate Governance Committee directly retains Meridian to advise it with respect to director compensation matters. During 2014, Meridian conducted an outside director market pay analysis for the Nominating and Corporate Governance Committee, as discussed further under “— Fees and Stock Awards” below, and attended a Nominating and Corporate Governance Committee meeting to discuss the analysis. Pursuant to policies and procedures established by the Board of Directors for the purposes of determining whether the work of any compensation consultant raised any conflict of interest, the Nominating and Corporate Governance Committee determined that with respect to director compensation-related matters, no conflict of interest was raised by the work of Meridian.

Fees and Stock Awards

The compensation program for non-management directors is reviewed on an annual basis by the Nominating and Corporate Governance Committee with a view to provide a pay program that compensates non-management directors at the median of the market. For 2014, this review, in consultation with its director compensation independent consultant, included an evaluation of a comparative peer group of companies that was identical to the 2013 PSUP peer group (as discussed under “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”)” in the proxy statement prepared in connection with the Company’s 2014 annual meeting of shareholders) to determine the overall competitiveness of pay and prevalence of program features of Ameren’s director compensation program.

The Nominating and Corporate Governance Committee recommended and the Board of Directors of Ameren has previously approved the following compensation program for each director who is not an employee of the Company:

•	an annual cash retainer of $55,000 payable in 12 equal monthly installments;

•

an award of immediately vested shares of the Company’s Common Stock equaling approximately $100,000 provided annually to all directors on or about January 1; in addition, an award of immediately vested shares of the Company’s Common Stock equaling approximately $100,000 shall also be provided to new directors upon initial election to the Board;

•	a fee of $2,000 for each Board meeting attended;

•	a fee of $2,000 for each Board committee meeting attended;

•

an additional annual cash retainer of $20,000 for the Lead Director and $10,000 for the Chairs of the Human Resources Committee, the Nominating and Corporate Governance Committee and the Finance Committee;

•

an additional annual cash retainer of $15,000 for the Chairs of the Audit and Risk Committee and the Nuclear Oversight and Environmental Committee, and an additional $10,000 annual cash retainer for the other members of the Audit and Risk Committee and the Nuclear Oversight and Environmental Committee;

•	an additional annual cash retainer of $5,000 for members of the Human Resources Committee, the Nominating and Corporate Governance Committee and the Finance Committee;

•	reimbursement of customary and usual travel expenses; and

•	eligibility to participate in a nonqualified deferred compensation program, as described below.

Directors who are employees of the Company do not receive compensation for their services as a director.

The following table sets forth the compensation paid to non-management directors for fiscal year 2014, other than reimbursement for travel expenses.

2014 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)
Brune	119,000	100,018	–	–	–	–	219,018
Fitzsimmons	113,336	100,018	–	–	–	–	213,354
Galvin	135,016	100,018	–	–	7,321	–	242,355
Harshman	108,008	100,018	–	–	–	–	208,026
Jackson	106,008	100,018	–	–	–	–	206,026
Johnson	114,008	100,018	–	–	–	–	214,026
Lipstein	103,016	100,018	–	–	–	–	203,034
Stokes	110,008	100,018	–	–	16,668	–	226,694
Wilson	115,000	100,018	–	–	–	–	215,018
Woodard	123,012	100,018	–	–	12,394	–	235,424

(1)	Represents the cash retainer and fees for service on the Board of Directors and its committees and meeting attendance as discussed above.

(2)	As discussed above, the annual grants of immediately vested shares of the Company’s Common Stock equaling approximately $100,000 were awarded to Directors Brune, Fitzsimmons, Galvin, Harshman, Jackson, Johnson, Lipstein, Stokes, Wilson and Woodard on January 10, 2014. As of December 31, 2014, Directors Stokes and Woodard each had an aggregate of 19,266 deferred Stock Units (as defined below); Director Galvin had 17,828 deferred Stock Units; and Director Johnson had 2,875 deferred Stock Units accumulated in their deferral accounts from deferrals of annual stock awards, including additional deferred Stock Units credited as a result of dividend equivalents earned with respect to the deferred Stock Units (see “— Directors Deferred Compensation Plan Participation” below).

(3)	No stock option awards or payouts under non-equity incentive plans were received by any non-management director in 2014.

(4)	Ameren does not have a pension plan for non-management directors. The amount in this column consists solely of the above market earnings on cash compensation deferred with respect to plan years beginning on or prior to January 1, 2010 for deferrals made prior to January 1, 2010 (see “— Directors Deferred Compensation Plan Participation” below). There are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

Directors Deferred Compensation Plan Participation

The Ameren Corporation Deferred Compensation Plan for Members of the Board of Directors, as amended (the “Directors Deferred Compensation Plan”), offers non-management directors the option to defer all or part of their annual cash retainers, meeting fees and Company Common Stock share awards as described below. The deferred compensation plan available to directors prior to 2009 permitted non-management directors to defer only annual cash retainers and meeting fees. In 2014, Directors Galvin, Stokes and Woodard elected to defer all of their annual cash retainers and meeting fees. Directors Johnson, Stokes and Woodard elected to defer all of, and Director Galvin elected to defer half of, their 2014 stock award under the Directors Deferred Compensation Plan.

All deferrals of Company Common Stock awards pursuant to the Directors Deferred Compensation Plan are converted to “Stock Units,” representing each share of Company Common Stock awarded to and deferred by the participant. Stock Units are not considered actual shares of Company Common Stock, and participants have no rights as an Ameren shareholder with respect to any Stock Units until shares of Company Common Stock are delivered in accordance with the Directors Deferred Compensation Plan. Participants will have the right to receive dividend equivalents on Stock Units as of each dividend payment date, which are to be converted to additional Stock Units on the dividend payment date in accordance with the 2006 Plan and the 2014 Plan, as applicable. The price used for converting dividend equivalents to additional Stock Units is the same as the price used for calculating the number of additional shares purchased as of such dividend payment date under the Ameren DRPlus Plan.

All payments under the Directors Deferred Compensation Plan relating to deferrals of a director’s Company Common Stock award (including dividend equivalents which will be converted into additional Stock Units) will be made in the form of one share of Company Common Stock for each whole Stock Unit and cash equal to the fair market value of each fraction of a Stock Unit credited to the participant’s account.

With respect to annual cash retainer and meeting fees, deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. In October 2009, the Company adopted an amendment to the Directors Deferred Compensation Plan which amended the portion of the Directors Deferred Compensation Plan relating to the interest crediting rates used for cash amounts deferred with respect to plan years commencing on and after January 1, 2010. In October 2010, the Company adopted an amendment to the Directors Deferred Compensation Plan for plan years beginning on and after January 1, 2011 to change the measurement period for the applicable interest rates for cash amounts deferred under such plan prior to January 1, 2010. Pursuant to the amended Directors Deferred Compensation Plan, cash amounts deferred (and interest attributable thereto) accrue interest at the rate to be applied to the participant’s account balance depending on (1) the plan year for which the rate is being calculated and (2) the year in which the deferral was made, as follows:

Table A
Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning prior to January 1, 2010	Deferrals prior to January 1, 2010	150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Directors Deferred Plan Index Rate”) for the calendar year immediately preceding such plan year — for 2014 such interest crediting rate was 6.23 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	120 percent of the applicable federal long-term rate, with annual compounding (as prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “IRC”)) (“AFR”) for the December immediately preceding such plan year (the “Directors Deferred Plan Interest Rate”) — for 2014 such interest crediting rate was 3.99 percent

After the participant director retires or dies, the deferred amounts (and interest attributable thereto) accrue interest as follows:

Table B
Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning prior to January 1, 2010	Deferrals prior to January 1, 2010	Average monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Directors Deferred Plan Base Index Rate”) for the calendar year immediately preceding such plan year — for 2014 such interest crediting rate was 4.15 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	Directors Deferred Plan Interest Rate — for 2014 such interest crediting rate was 3.99 percent

As a result of the changes described in the narrative preceding the tables above, there are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

A participant director may choose to receive the deferred amounts upon ceasing to be a member of the Company’s Board of Directors at age 55 or over in a lump sum payment or in installments over a set period of up to 15 years. However, in the event a participant ceases being a member of the Company’s Board of Directors prior to age 55, the balance in such participant’s deferral account shall be distributed in a lump sum to the participant within 30 days of the date the participant ceases being a member of the Company’s Board of Directors. In the event a participant ceases being a member of the Company’s Board of Directors prior to age 55 and after the occurrence of a Change of Control (as hereinafter defined under

“EXECUTIVE COMPENSATION — OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control — In General — Change of Control Severance Plan”), the balance in such director’s deferral account, with any interest payable as described in Table A above, shall be distributed in a lump sum to the director within 30 days after the date the director ceases being a member of the Company’s Board of Directors. In the event that the Company ceases to exist or is no longer publicly traded on the NYSE or the NASDAQ Stock Market (“NASDAQ”), upon the occurrence of such Change of Control, any Stock Units held by a participating director will be converted to a cash value upon the Change of Control and thereafter will be credited with interest as described in Table A above until distributed. The cash value of the Stock Unit will equal the value of one share of Company Common Stock based upon the closing price on the NYSE or NASDAQ on the last trading day prior to the Change of Control.

Director Stock Ownership Requirement

Since 2007, the Company has had a stock ownership requirement applicable to all of its non-management directors. Under this requirement, as set forth in the Company’s Corporate Governance Guidelines, within the later of five years of the January 1, 2007 effective date or within five years after initial election to the Board, all non-management directors are required to own Company Common Stock equal in value to at least five times their base annual cash retainer and hold such amount of stock throughout their directorship.

If at any time a non-management director does not satisfy the stock ownership requirement, such director must retain at least 50 percent of the after-tax shares acquired by such director subsequent to January 1, 2012 under Ameren’s equity compensation programs until the stock ownership requirement is satisfied.

All non-management directors currently satisfy the stock ownership requirement with the exception of Director Coleman, who is a new director and has until 2020 to meet this requirement.

ITEM (2): NON-BINDING ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Rule 14a-21(a) of the Exchange Act, the Company is providing shareholders with the right to cast a non-binding advisory vote to approve the compensation of the Named Executive Officers at the Annual Meeting. This proposal, commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to endorse or not endorse the Company’s compensation program for Named Executive Officers through the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures in this proxy statement.”

Please refer to the section entitled “Executive Compensation” of this proxy statement for a detailed discussion of our executive compensation principles and practices and the 2014 compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the 2014 compensation of our Named Executive Officers.

As an advisory vote, this proposal is not binding on the Company. However, the Board of Directors values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of this vote when developing future compensation programs for Named Executive Officers. It is currently expected that shareholders will be given an opportunity to cast a non-binding advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s annual meeting in 2016.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

ITEM (3): RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

The Company is asking its shareholders to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. PwC was appointed by the Audit and Risk Committee.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this appointment by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit and Risk Committee will consider this factor when making any determination regarding PwC. Even if the selection is ratified, the Audit and Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

ITEM (4): SHAREHOLDER PROPOSAL REGARDING HAVING AN INDEPENDENT BOARD CHAIRMAN

The proponent of the shareholder proposal described below notified the Company of his intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponent and the number of shares he holds will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponent.

THE BOARD OF DIRECTORS OPPOSES THE PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

Proposal 4 — Independent Board Chairman

RESOLVED: Shareholders request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chairman.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman.

An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

Shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board. The primary duty of the Board of Directors is to oversee the management of a company on behalf of shareholders. Our company’s combined CEO / Chair creates a potential conflict of interest, resulting in excessive management influence on the Board and weak oversight of management.

Numerous institutional investors recommend separation of these two roles. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place. Chairing and overseeing the Board is a time intensive responsibility. A separate Chair also frees the CEO to manage the company and build effective business strategies.

Please vote to protect shareholder value:

Independent Board Chairman – Proposal 4

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (4).

The Board has carefully considered this proposal and unanimously recommends that you vote “AGAINST” the proposal. Although there are certain assertions in the proponent’s supporting statement that the Board believes are potentially misleading or inaccurate, the Board will limit its response here to the core governance question raised by the proposal. As discussed further below, the Board believes that the Company and its shareholders are best served if the Board has the flexibility to decide how to allocate the responsibilities of the offices of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”), taking into consideration the circumstances of the Company at any given point in time. The proposal seeks to impose a fixed organizational structure on the Board by requiring the Chairman to be independent and would effectively limit the Board’s ability to select the most qualified and appropriate individual to lead the Board.

The Board believes that the selection of Chairman and CEO, and how the responsibilities of those offices should be allocated, should be the responsibility of the Board. In selecting a Chairman, the Board considers the best interests of the Company and its shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual, among other factors. In some circumstances, the best candidate will be a current or former CEO, and in others, the interests of the Company will best be served if the offices are separately allocated or allocated so that the Company has an independent Chairman. For instance, the Company separated the roles of Chairman and CEO last year when the Company’s previous CEO, Thomas R. Voss, remained in the role of Chairman while he transitioned out of his role as the Company’s President and CEO. Similarly, in 2009, then-CEO Gary L. Rainwater remained in the role of Chairman while he transitioned out of his role as the Company’s President and CEO. In both instances, the Board subsequently decided that given the CEO’s background, skills and experience it was in the best interests of the Company and its shareholders to appoint the CEO as the Chairman in addition to his role as CEO. This illustrates the importance in having the Board retain flexibility in allocating the responsibilities of Chairman and CEO in order to adapt to the changing needs of the Company.

The Board also believes that the Company has robust corporate governance practices and policies in place that provide the Board with strong independent leadership and allow for effective oversight of management. For example, the Corporate Governance Guidelines, available at http://www.ameren.com/Investors, provide that when the Chairman is the CEO or an employee of the Company, the Company must have a designated independent Lead Director, selected by the Nominating and Corporate Governance Committee and ratified by the independent directors for a minimum of a one-year term, with clearly delineated and comprehensive duties and responsibilities including: (i) to preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) to convene and chair meetings of the independent directors in executive session at each Board meeting; (iii) to solicit the non-management directors for advice on agenda items for meetings of the Board; (iv) to serve as a liaison between the Chairman and CEO and the independent directors; (v) to call meetings of the independent directors; (vi) to collaborate with the Chairman and CEO in developing the agenda for meetings of the Board and approve such agendas; (vii) to consult with the Chairman and CEO on and approve information that is sent to the Board; (viii) to collaborate with the Chairman and CEO and the Chairs of the standing committees in developing and managing the schedule of meetings of the Board and approve such schedules to assure that there is sufficient time for discussion of all agenda items; and (ix) if requested by major shareholders, to ensure that he or she is available for consultation and direct communication.

Furthermore, all of the directors on the Board are independent, with the exception of Mr. Baxter, and only independent directors serve on standing Board committees. Accordingly, fully independent Board committees are responsible for oversight of critical matters, such as the integrity of the Company’s financial statements, its independent auditor, compliance with legal and regulatory requirements, evaluating senior executive (including the CEO) performance and compensation, nominating members of the Board, and determining the Board leadership structure, including an annual review of whether the Company and its shareholders are best served by combining or separating the Chairman and CEO roles.

The Board believes that the Company’s existing strong governance framework ensures Board independence and provides effective oversight of management. The Company’s governance practices include the annual election of directors, majority voting for the election of directors, the absence of a poison pill, and a robust policy for facilitating shareholder and third party communication with the Company’s directors. The independent directors also regularly hold executive sessions of the Board, which are led by the independent Lead Director, outside the presence of the Chairman and CEO or any other Company employee.

In considering this proposal, the Board has taken into consideration the shareholder vote on a substantially similar proposal last year, as well as views expressed during conversations with certain of the Company’s major shareholders. That proposal did not pass, indicating that a significant majority of our shareholders supported maintaining flexibility for the Board to determine the appropriate leadership structure. Similar to last year’s proposal, this proposal replaces the Board’s judgment by mandating a particular leadership structure and hinders the Board’s ability to select the most qualified and appropriate individual to lead the Board at any given time. In order to best serve the Company and its shareholders, it is critical for the Board to retain flexibility in allocating the responsibilities of the Chairman and CEO.

VOTE REQUIRED FOR APPROVAL

Under Missouri law, approval of the proposal requires the affirmative vote of a majority of the shares outstanding as of the record date and represented in person or by proxy at the Annual Meeting at which a quorum must be present. In addition, under Missouri law, an abstention from voting on this matter will be treated as “present” for quorum purposes and will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION AGAINST PROPOSAL

IN LIGHT OF THE FOREGOING, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (4).

ITEM (5): SHAREHOLDER PROPOSAL REGARDING A REPORT ON LOBBYING

The proponent of the shareholder proposal described below notified the Company of his intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponent and the number of shares he holds will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponent.

THE BOARD OF DIRECTORS OPPOSES THE PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

WHEREAS, Ameren’s Political Contributions Policy (PCP) requires “contributions only if consistent with corporate values,” and Ameren’s sustainability policy describes a triple bottom line of profits, people, and planet. Shareholders believe all three values should be considered both for political spending and lobbying.Ameren [sic] has excellent Political Contributions and Sustainability policies (SP). The Board Audit Committee insures compliance.

WHEREAS, Ameren’s reporting on lobbying expenditures meets legal requirements but is inadequate for determining if Ameren is complying with its PCP or the corporate values expressed in its SP. Corporate lobbying can expose our company to risks and comprehensive reporting helps assess if the company’s lobbying is consistent with its stated goals;

THEREFORE BE IT RESOLVED, the shareholders of Ameren Corporation (“Ameren”) request that the Board authorize the preparation of an annual report disclosing the following:

1.	Payments by Ameren used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, including the amount of the payment, the recipient, the outcome sought, and the extent the outcome was achieved.

2.	Ameren’s membership in and payments to any tax-exempt or non-tax-exempt organization — including such trade associations as the U.S. Chamber of Commerce or American Legislative Exchange Council (ALEC) — that writes and/or endorses model legislation. The amount of the payments used for expenses that aren’t tax deductible, such as lobbying, will be included.

The report shall be prepared by the Audit Committee, at reasonable expense and omitting confidential information, and posted on the company’s website.

SUPPORTING STATEMENT

This resolution received 30% voting support in 2014.

Ameren is a member of the United States Chamber of Commerce, which is noted as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012). Since 1998, the Chamber has spent approximately $1 billion on lobbying. The Chamber actively opposes many environmental regulations and sued the EPA when it moved to regulate certain greenhouse gas emissions. $40,000 of Ameren’s dues and payments to the American Coalition for Clean Coal Electricity (ACCCE) go towards lobbying for coal use and against EPA regulations. These actions raise questions of consistency and integrity.

As shareholders, we insist on transparency and accountability of staff time and corporate funds to influence legislation and regulation both directly and indirectly. Absent a system of accountability and disclosure, company assets could be used for objectives contrary to Ameren’s long-term interests.

Ameren may be making political and lobbying expenditures that are not consistent with its PCP and SP. Its largest political contribution is to a self-proclaimed climate change denying US Senator. Ameren also indirectly supports ALEC, which writes and promotes anti-environmental legislation. Ameren paid for Missouri legislators and family members to attend an ALEC-sponsored event. All the Missouri legislators who attended the ALEC-sponsored event subsequently voted for legislation to weaken Missouri’s renewable energy requirements and to weaken the EPA’s Clean Power Plan. Approximately 90 companies have publicly left ALEC, many because of ALEC’s positions on climate change.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (5).

The Board has carefully considered this proposal. Although there are certain assertions in the proponent’s supporting statement that the Board believes are misleading or inaccurate, the Board will limit its response here to the core governance question raised by the proposal. Because the Company is already required to make public disclosures regarding lobbying activities under federal and state law and already makes additional voluntary disclosures, the Board believes that the adoption of the proposal is unnecessary and would not provide any meaningful benefit to shareholders. Accordingly, the Board unanimously recommends that you vote “AGAINST” the proposal.

The Company and its industry are affected by legislative and regulatory processes at the federal, state and local levels of government. The Company believes that it is in the best interests of its shareholders for it to be an effective participant in the regulatory and policy process. In addition, the Company believes its shareholders are benefited by the Company’s active engagement with policymakers in order to ensure that key decision makers are aware of its views on important issues.

For these reasons, the Company has in place a Political Contributions Policy that applies to all employees. The Political Contributions Policy requires all corporate political contributions (including, but not limited to, contributions to state or local political groups which may engage in lobbying and ballot initiatives) to be made for the benefit of the Company and without regard to the personal political preferences of Company’s officers and executives. In addition, the Political Contributions Policy prohibits corporate contributions to candidates whose views are inconsistent with the Company’s values.

Furthermore, the Political Contributions Policy provides for Board and management oversight of the Company’s political contributions (including contributions to state or local political groups which may engage in lobbying and ballot initiatives), requires the Board to set a limit on the amount of political contributions to be made by the Company each year and requires the Company’s Audit and Risk Committee to oversee an annual audit of such political contributions. A copy of the Political Contributions Policy can be found on the Company’s website at https://www.ameren.com/-/media/corporate-site/Files/Investors/PoliticalContributionsPolicy.pdf.

The Company already fully complies with all laws governing its lobbying activities, including the Lobbying Disclosure Act and Honest Leadership and Open Government Act, which require reporting on lobbying activities and certifying compliance with Congressional gift and travel rules. At the federal level, the Company files public quarterly reports disclosing its lobbying expenditures and detailing its lobbying activities, including a description of the specific subject matter of lobbying as well as the identity of individuals who lobbied on behalf of the Company. These reports are available at http://lobbyingdisclosure.house.gov. In addition, the Company files extensive lobbying disclosure reports to the Illinois State Boards of Elections and the Missouri Ethics Commission as required by state law, and these reports are made publicly available through state websites.

The Board also believes that it is in the best interests of the Company and its shareholders to belong to and participate in business and trade associations and other industry groups. These organizations work to represent the utility industry and advocate on major policy issues that are important to the Company and the communities that it serves. The Company also benefits from the general business, technical and industry standard-setting expertise provided by these organizations. These organizations operate independently of their members, and, as a result, the Company does not necessarily support all of the political goals or other activities of the trade groups to which it makes contributions. The Company produces an annual report on its website disclosing its participation in various trade associations and the portion of its dues used for lobbying activities at https://www.ameren.com/investors/political-contributions. Contrary to an assertion made in the proposal, the Company is not a member of the United States Chamber of Commerce. The Company is also not a member of ALEC, and it does not currently plan to support ALEC in the future.

The Board believes that the information already disclosed by the Company exceeds that required by law and provides an appropriate level of transparency to our shareholders, striking the right balance between transparency and excessive burden and cost. This proposal’s requirements, particularly the requirement to disclose the outcome sought and the extent that the outcome was achieved for each payment made, would tip this balance, resulting in the use of valuable time and corporate resources to track lobbying activity without materially improving the publicly available disclosure that currently exists.

The Company’s shareholders were presented with a substantially similar proposal submitted by the same proponent at the 2014 Annual Meeting. The lobbying proposal submitted at the Company’s 2014 Annual Meeting did not pass, indicating that a significant majority of the Company’s shareholders did not see the value in providing the additional information requested. In the shareholder supporting statement for this year’s Annual Meeting, the proponent provides no new compelling arguments in support of the proposal. The Board has carefully considered this proposal again in light of the voting on the similar proposal received at the 2014 Annual Meeting but has determined that adoption of the proposal would not be in the best interest of the Company and its shareholders.

The Board believes that ample disclosure requirements exist under federal and state law regarding the Company’s lobbying activities, and that those requirements, coupled with the Company’s voluntary efforts to provide transparency, address the concerns cited in this proposal. For the reasons set forth above, including the mandatory disclosures and the additional voluntary disclosures provided by the Company on its website, the Board believes that the requested report is unnecessary and would require expenditures and the use of Company resources without providing any meaningful benefit to shareholders.

VOTE REQUIRED FOR APPROVAL

Under Missouri law, approval of the proposal requires the affirmative vote of a majority of the shares outstanding as of the record date and represented in person or by proxy at the Annual Meeting at which a quorum must be present. In addition, under Missouri law, an abstention from voting on this matter will be treated as “present” for quorum purposes and will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION AGAINST PROPOSAL

IN LIGHT OF THE FOREGOING, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (5).

ITEM (6): SHAREHOLDER PROPOSAL REGARDING ADOPTING EXECUTIVE COMPENSATION INCENTIVES FOR CARBON REDUCTION

The proponent of the shareholder proposal described below notified the Company of his intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponent and the number of shares he holds will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponent.

THE BOARD OF DIRECTORS OPPOSES THE PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

2015 Shareholder Resolution

Ameren

Request: Executive Incentives for Carbon Reduction

RESOLVED: Ameren shareholders request that the Board’s Compensation Committee, when setting senior executive compensation, include metrics for reduction of Ameren’s carbon output as one of the annual performance metrics for senior executives under the Company’s “Executive Incentive Plan” (“EIP”).

SUPPORTING STATEMENT: We believe that the long-term interests of Ameren shareholders is best served by encouraging a focus on long-term value creation and risk management.

Ameren says that it “has long recognized the need to address the climate change challenge” (Ameren website) yet no environmental performance is or has been linked with senior executive compensation. Under the current Executive Incentives Plan, Performance Metrics are weighted 90% based on earnings per share and 10% based on safety (lost work days away) performance. No consideration is given to whether or how much the company has reduced its carbon emissions during the preceding year.

The effect of failing to provide such incentives is obvious in Ameren’s ongoing commitment to fossil fuels. Ameren’s power mix is approximately 77% coal (Ameren 2014 COP); indeed Ameren burns the 7th most coal and generates the 6th most carbon emissions of the top 100 electric power producers in the United States. (Ceres, 2012)

This puts our company in conflict with international findings on climate change that in order to maintain a livable climate below 2 degrees Celsius of warming “fossil fuel power generation . is phased out almost entirely by 2100.” (UN IPCC Synthesis Report, November 2014). Ameren’s ongoing plans to invest billions of shareholder dollars in maintaining and potentially growing fossil fueled power capacity, and thereby sustaining carbon emissions, appears misaligned with management of these long term risks relating to climate change. Moreover, the focus on coal operations leaves the company vulnerable to environmental compliance costs that Ameren estimates at approximately $5.9 billion in coming years (Ameren 2014 IRP).

While determining specific metrics for executive compensation rests within the discretion of the board and its compensation committee, a senior executive compensation policy incorporating progress on carbon emission reduction would help better align Ameren’s values with its operations, and position the company to thrive in a future impacted by climate change.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (6).

The Board has carefully considered this proposal. Although there are certain assertions in the proponent’s supporting statement that the Board believes are incorrect (as demonstrated by the facts in the Board’s following response), the Board is basing its response here on the core governance question raised by the proposal. The Board agrees that the interests of Company shareholders are best served by maintaining an executive compensation program designed to motivate executives to pursue the goals of long-term value creation and risk management. However, the Board does not agree that the adoption of specific carbon reduction metrics as performance measures used to calculate senior executive compensation under the Company’s Executive Incentive Plan is necessary to achieve this purpose and is concerned that the adoption of such metrics would fundamentally shift the Company’s executive compensation plan away from its paramount goal — encouraging the creation of shareholder value. In addition, the Board believes that the Company’s existing executive compensation program, including its Executive Incentive Plan, effectively addresses the proponent’s concern that executive officers should be incentivized to operate the Company’s business in a sustainable manner focused on long-term value creation.

Compensation Plan Design

The Board believes that the design of executive compensation, including the factors to be included in its determination, must be the responsibility of the Board, which is obligated to retain the ability to take into account dynamic industry, policy and business conditions in order to most enhance long-term shareholder value. The Board believes that the Human Resources Committee is best positioned to determine which performance metrics should be included in the Company’s executive compensation program in order to achieve those objectives. The Human Resources Committee makes such determinations in compliance with the rules of the NYSE for listed companies. The Company’s executive compensation programs, including the Executive Incentive Plan, currently take into account a wide variety of factors in setting total executive compensation.

The Executive Incentive Plan provides for short-term cash incentive pay based on certain performance metrics and is only one component of the Company’s executive compensation program. As described further under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis,” an executive’s base award under the Executive Incentive Plan is calculated based 90% on EPS targets and 10% based on safety performance. The base award is then adjusted upward or downward by up to 50% through an Individual Performance Modifier, which measures an executive’s individual performance on key performance variables to be determined by the Committee.

The Company’s Executive Incentive Plan governs only the short-term component of executive compensation, and as such, consists solely of performance metrics that can be effectively measured within a single year, such as EPS results and safety goals. By contrast, the Company approaches its efforts to reduce its carbon emissions as a long-term initiative, as evidenced by Ameren Missouri’s 20-year Integrated Resources Plan (“IRP”). Since reducing carbon emissions requires significant upfront capital investment and long-term planning, the Company believes that including annual carbon reduction metrics among the factors considered under the short-term Executive Incentive Plan, as suggested by the proposal, is not consistent with incentivizing the cost-efficient carbon reduction measures that would most significantly reduce total carbon emissions levels over the long-term.

Company managers who are directly responsible for managing carbon emissions and climate initiatives have specific activity-related performance goals defined in their individual Management Incentive Compensation Plans. Annual compensation for these employees is based in part on their ability to realize and achieve these individual performance goals, which include targets for energy efficient programs and plant energy efficiency programs.

The Company seeks to conduct its business operations in an efficient and sustainable manner over the extended term and believes that its strong commitment to initiatives to reduce its carbon emissions is a critical component of creating long-term shareholder value. In recent years, the Company has substantially reduced its carbon emissions and has announced significant investments in further carbon reduction and sustainability initiatives. In light of the Company’s demonstrated commitment to reducing its carbon emissions (as outlined below), the Board believes that the adoption of the proposal is unnecessary and would not be in the best interests of shareholders. Accordingly, the Board unanimously recommends that you vote “AGAINST” the proposal.

Commitment to Reducing Greenhouse Gases

The Company has been and will continue to be focused on environmental stewardship. Examples of the Company’s commitment to reducing its emissions include:

•

Ameren Missouri has considered carbon dioxide emissions in its IRP since 2005. Ameren Missouri further expanded its consideration of carbon emissions in its 2011 IRP by including carbon dioxide emissions as one of the few performance measures of generation portfolio selection. In its 2014 IRP, Ameren Missouri included among its chief objectives a transition to a cleaner and more fuel diverse portfolio over the next 20 years.

•	As part of its focus and commitment to reduce greenhouse gas emissions, the Company has implemented various energy efficiency programs for its customers and across its facilities and operations.

•	The retirement of the Hutsonville and Meredosia Energy Centers at the end of 2011 also helped the Company reduce its carbon dioxide emissions by nearly 2 million tons.

•

In 2013, the Company divested its merchant power generation business, which included the sale of five coal power plants. The sale helped the Company achieve an over 40% drop in overall carbon dioxide emissions.

In October 2014, Ameren Missouri, which includes the Company’s electric generation assets, filed its IRP with the Missouri Public Service Commission. The IRP,

available at https://www.ameren.com/missouri/environment/renewables/ameren-missouri-irp, outlines Ameren Missouri’s plans to transition to a cleaner and more fuel-diverse portfolio of energy-producing assets in a responsible fashion over the next two decades. Major components of the IRP include:

•	achieving a 30% reduction in carbon dioxide emissions by 2035, based on 2005 levels;

•	retiring one-third (1,800 MW) of Ameren Missouri’s current coal-fired generating capacity;

•	significantly expanding renewable generation by adding 400 MW of wind, 45 MW of solar, 28 MW of hydroelectric and 5 MW of landfill gas power; and

•	offering cost-effective customer energy efficiency programs that can be used to reduce the amount of energy needed to provide the same level of service.

Finally, the Company’s strong commitment to continual reductions in carbon emissions is evidenced in its detailed and voluntary public disclosure, including in its 2013 Corporate Social Responsibility report, available at https://www.ameren.com/sustainability, which details the Company’s efforts to reduce greenhouse gas emissions as well as its 2014 report to CDP (formerly known as the Carbon Disclosure Project). Since 2008, the Company has completed an annual questionnaire from CDP, available at https://www.ameren.com/-/media/corporate-site/Files/Sustainability/ClimateCDPfiling.pdf, to disclose its efforts in measuring and reducing its carbon output.

The Company is committed to the reduction of carbon emissions and the sustainable development and use of energy in a manner that is consistent with the best interests of its shareholders. However, the Board considers this an ongoing long-term goal and does not believe that including performance metrics relating to carbon reduction in its short-term Executive Incentive Plan is an appropriate or effective means of accomplishing this goal and driving long-term shareholder value. Accordingly, the Board believes that this proposal is not in the best interests of the Company’s shareholders.

VOTE REQUIRED FOR APPROVAL

Under Missouri law, approval of the proposal requires the affirmative vote of a majority of the shares outstanding as of the record date and represented in person or by proxy at the Annual Meeting at which a quorum must be present. In addition, under Missouri law, an abstention from voting on this matter will be treated as “present” for quorum purposes and will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION AGAINST PROPOSAL

IN LIGHT OF THE FOREGOING, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ITEM (6).

OTHER MATTERS

The Board of Directors does not know of any matter which may be presented at the Annual Meeting other than the election of Directors, the non-binding advisory approval of the compensation of our Named Executive Officers disclosed in this proxy statement, the ratification of the appointment of PwC as independent registered public accounting firm, and the shareholder proposals set forth above. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MORE THAN FIVE PERCENT SHAREHOLDERS

The following table contains information with respect to the ownership of Ameren Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially at December 31, 2014	Percent of Common Stock Owned Beneficially at December 31, 2014 (%)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	19,910,570(1)	8.2

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	13,826,832(2)	5.7

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	13,082,106(3)	5.4

(1)	The number of shares and percentage owned as of December 31, 2014 according to the Amendment No. 5 to Schedule 13G filed with the SEC on February 11, 2015. The Vanguard Group, Inc. (“Vanguard Group”) is an investment adviser in accordance with SEC Rule 13d-1(b)(1)(ii)(E). The amendment to the Schedule 13G reports that Vanguard Group has sole voting power with respect to 437,287 shares of Common Stock, sole dispositive power with respect to 19,514,585 shares of Common Stock and shared dispositive power with respect to 395,985 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard Group, is the beneficial owner of 326,985 shares of Common Stock as a result of it serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard Group, is the beneficial owner of 179,302 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(2)	The number of shares and percentage owned as of December 31, 2014 according to the Amendment No. 4 to Schedule 13G filed with the SEC on February 9, 2015. BlackRock, Inc. (“BlackRock”) is a parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G). The amendment to the Schedule 13G reports that BlackRock is the beneficial owner of all 13,826,832 shares of Common Stock, has sole voting power with respect to 11,729,042 shares of Common Stock and sole dispositive power with respect to 13,826,832 shares of Common Stock.

(3)	The number of shares and percentage owned as of December 31, 2014 according to the Schedule 13G filed with the SEC on February 11, 2015. State Street Corporation (“State Street”) is a parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G). The Schedule 13G reports that State Street has shared voting power and shared dispositive power with respect to all 13,082,106 shares of Common Stock, and no sole voting power nor sole dispositive power with respect to any Common Stock.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock and Stock Units as of January 31, 2015 for (i) each director and nominee for director of the Company, (ii) each individual serving as the Company’s President and Chief Executive Officer and the Company’s Chief Financial Officer during 2014 and the three most highly compensated executive officers of the Company (and/or its subsidiaries) (other than individuals serving as the President and Chief Executive Officer and the Chief Financial Officer during 2014) who were serving as executive officers at the end of 2014, each as named in the Summary Compensation Table below (collectively, the “Named Executive Officers”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent Owned(3)
Warner L. Baxter	79,852	*
Catherine S. Brune	13,907	*
J. Edward Coleman	0	*
Fadi M. Diya	14,717	*
Ellen M. Fitzsimmons	22,404	*
Walter J. Galvin	47,209	*
Richard J. Harshman	7,730	*
Gayle P. W. Jackson	21,834	*
James C. Johnson	27,637	*
Steven H. Lipstein	18,345	*
Martin J. Lyons, Jr.	34,900	*
Michael L. Moehn	23,839	*
Charles D. Naslund	48,591	*
Patrick T. Stokes	29,328	*
Thomas R. Voss(4)	132,624	*
Stephen R. Wilson	19,378	*
Jack D. Woodard	26,229	*
All directors, nominees for director and executive officers as a group (17 persons)	568,524	*

*	Less than one percent.

(1)	Except as noted in footnote (2), this column lists voting securities. None of the named individuals held shares issuable within 60 days upon the exercise of stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	This column also includes ownership of 21,434 Stock Units held by Directors Stokes and Woodard, 18,912 Stock Units held by Director Galvin, and 5,043 Stock Units held by Director Johnson, each pursuant to the Directors Deferred Compensation Plan. See “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Directors Deferred Compensation Plan Participation.” As of February 1, 2015, the aggregate number of Stock Units outstanding under the Directors Deferred Compensation Plan for such directors was 66,823.

(3)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 242,634,798 shares of Common Stock outstanding on January 31, 2015 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of January 31, 2015.

(4)	Mr. Voss retired from his position as President of the Company on February 14, 2014, as Chief Executive Officer of the Company on April 24, 2014, and as Chairman of the Board and member of the Board on July 1, 2014.

Since 2003, the Company has had a policy which prohibits directors and executive officers from engaging in pledges of Company securities or short sales, margin accounts and hedging or derivative transactions with respect to Company securities. In addition, since 2013, the Company has had a policy which prohibits directors and employees of the Company and its subsidiaries from entering into any transaction which hedges (or offsets) any decrease in the value of Company equity securities that are (1) granted by the Company to the director or employee as part of compensation or (2) held, directly or indirectly, by the director or employee.

The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

STOCK OWNERSHIP REQUIREMENTS

Stock Ownership Requirement for Directors

The stock ownership requirement applicable to directors is described above under “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Director Stock Ownership Requirement.”

Stock Ownership Requirement for Named Executive Officers and Section 16 Officers

The stock ownership requirements applicable to the Named Executive Officers are described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Common Stock Ownership Requirement.” The Company also has stock ownership requirements applicable to Section 16 Officers. These requirements are included in the Company’s Corporate Governance Guidelines which are available on the Company’s website or upon request to the Company, as described herein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file reports of their ownership in the equity securities of the Company and its subsidiaries and of changes in that ownership with the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. To our knowledge, based solely on a review of the filed reports and written representations that no other reports are required, except for one late Form 4 filing on behalf of Director Woodard, we believe that each of the Company’s directors and executive officers complied with all such filing requirements during 2014.

EXECUTIVE COMPENSATION

The information contained in the following Human Resources Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers and for all Company subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report portions of the proxy statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.

The Committee met with management of the Company and the Committee’s independent consultant to review and discuss the Compensation Discussion and Analysis. Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, and the Board approved that recommendation.

Human Resources Committee:

Patrick T. Stokes, Chairman

Richard J. Harshman

James C. Johnson

Steven H. Lipstein

COMPENSATION DISCUSSION AND ANALYSIS

2014 In Brief

For a discussion of fiscal 2014 Company business highlights, see “PROXY STATEMENT SUMMARY” on page 1.

In 2014, the Company changed its leadership structure. Mr. Voss retired from his position as President of the Company on February 14, 2014, as Chief Executive Officer of the Company on April 24, 2014, and as Chairman of the Board on July 1, 2014, and Mr. Baxter became a member of the Board and was promoted to President the Company on February 14, 2014, to Chief Executive Officer of the Company on April 24, 2014, and to Chairman of the Board on July 1, 2014. In connection with this transition, the Committee considered Mr. Baxter’s compensation. The Committee established the components of Mr. Baxter’s compensation as CEO so as to place his total compensation at 10% below the size-adjusted median of pay opportunities provided by similar utility companies for the CEO position. We further discuss below Mr. Baxter’s 2014 base salary and short- and long-term incentive awards.

Our compensation philosophy and related governance features are executed by several specific policies and practices that are designed to align our executive compensation with long-term shareholder interests, including:

What we do:

•

We develop pay opportunities at the size-adjusted median of those provided by similar utility companies, with actual payouts dependent on our corporate short- and long-term performance and the individual’s performance.

•	We design our short-term incentives program so that it is entirely performance-based with the primary focus on our EPS and additional focus on safety metrics and individual performance.

•

We design our long-term incentives program so that it is entirely performance-based with the primary focus on our total shareholder return versus that of a utility peer group and with an additional link to our EPS.

•

We include in our short-term and long-term incentive awards “clawback” provisions that are triggered if the Company makes certain financial restatements. In addition, beginning with short-term and long-term incentive awards granted in 2015, if the award holder engages in conduct or activity that is detrimental to the Company or violates the confidentiality or customer or employee non-solicitation provisions included in the award, generally, the award holder will be required to repay the award to the Company after receiving a demand from the Company for the repayment.

•	We maintain stock ownership requirements for our executive officers and directors.

•	We provide only limited perquisites, such as financial and tax planning.

•	Our change of control cash severance and equity vesting are both fully “double-trigger.”

•	We eliminated excise tax “gross-up” payments under our Change of Control Severance Plan for all officers who first become eligible to participate in the plan on or after October 1, 2009.

•	An independent compensation consultant is engaged by and reports directly to the Committee.

•

We intend payouts under our short-term and long-term incentives programs to meet the definition of qualified performance-based compensation under Section 162(m) of the IRC and be eligible for tax deduction.

What we don’t do:

•	We do not have employment agreements.

•	We do not allow employees, officers or directors to hedge Ameren securities.

•	We do not allow executive officers or directors to pledge Ameren securities.

•	We do not provide tax “gross-up” payments on perquisites.

•	We do not grant time-vesting long-term incentive awards; we only grant performance vesting subject to continued employment.

•	We do not pay dividends or dividend equivalents on unearned incentive awards.

•	We do not re-price stock options (and none of our executives are awarded stock options).

•	We do not include the value of long-term incentive awards in our pension calculations.

During 2014, the Company’s pay-for-performance program led to the following actual 2014 compensation being earned:

•

2014 annual short-term incentive base awards based on EPS and safety were earned at 103.5 percent of target; this payout reflected strong financial and operational performance by the Company in 2014 that was attributed, in part, to the successful execution of the Company’s strategy as described on page 1; and

•

87.5 percent of the target three-year long-term incentive awards made in 2012 were earned (plus accrued dividends of approximately 14.3 percent) based on our total shareholder return relative to a utility peer group over the three-year measurement period (2012–2014). At the December 31, 2014 vesting date, the PSUs (as defined below) were worth $46.13 per share rather than the $33.13 value at which they were granted; as a result, the actual earned amounts equaled 139 percent of the original target awards.

In addition, Named Executive Officers are required to own our Common Stock through stock ownership requirements (see “— Common Stock Ownership Requirement” below). The value of those shares rose and fell in the same way and with the same impact that share value rose and fell for other shareholders.

Our “Named Executive Officers” are listed in the following table and the Summary Compensation Table on page 76.

Named Executive Officers

Named Executive Officer	Title
Warner L. Baxter	Chairman, President and Chief Executive Officer, Ameren
Martin J. Lyons, Jr	EVP and Chief Financial Officer, Ameren, Ameren Services, Ameren Missouri and Ameren Illinois
Charles D. Naslund	EVP, Corporate Operations Oversight, Ameren Missouri(1)
Fadi M. Diya	SVP, Chief Nuclear Officer, Ameren Missouri
Michael L. Moehn	Chairman and President, Ameren Missouri
Thomas R. Voss	Retired Chairman, President and Chief Executive Officer, Ameren(2)

(1)	Mr. Naslund retired from the Company on March 1, 2015, and, in connection with his retirement, the Company entered into a consulting agreement with Mr. Naslund effective as of April 1, 2015.

(2)	Mr. Voss retired from his position as President of the Company on February 14, 2014, as Chief Executive Officer of the Company on April 24, 2014, and as Chairman of the Board and member of the Board on July 1, 2014.

This Compensation Discussion and Analysis (“CD&A”) describes the compensation decisions made for 2014 with respect to our Named Executive Officers.

Guiding Objectives

Our objective for compensation of the Named Executive Officers is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility companies, adjusted for our short- and long-term performance and the individual’s performance. The adjustment for our performance aligns the long-term interests of management with that of our shareholders to maximize shareholder value.

Overview of Executive Compensation Program Components

To accomplish this objective in 2014, our compensation program for the Named Executive Officers consisted of several compensation elements, each of which is discussed in more detail below. At the Company, although all pay components are totaled for comparisons to the Market Data (the size-adjusted median of the compensation paid by similar utility industry peer companies), decisions with respect to one element of pay (e.g., long-term incentives) tend not to impact other elements of pay (e.g., base salary). The following are the material elements of our compensation program for the Named Executive Officers:

•	base salary;

•	short-term incentives;

•	long-term incentives, specifically our Performance Share Unit Program;

•	retirement benefits;

•	limited perquisites; and

•	“double-trigger” change of control protection.

Our Common Stock ownership requirements applicable to the Named Executive Officers are discussed in this CD&A.

We also provide various welfare benefits to the Named Executive Officers on substantially the same basis as we provide to all salaried employees.

Each element is reviewed individually and considered collectively with other elements of our compensation program to ensure that it is consistent with the goals and objectives of that particular element of compensation as well as our overall compensation program.

Market Data and Compensation Peer Group

In October 2013, to help inform compensation determinations with respect to 2014, the Committee’s independent consultant collected and analyzed comprehensive market data, including base salary, target short-term incentives (non-equity incentive plan compensation) and long-term incentive opportunities. The market data was obtained from a proprietary database maintained by Aon Hewitt.

The elements of pay were benchmarked both individually and in total to the same comparator group.

To develop the Market Data, compensation opportunities for the Named Executive Officers were compared to the compensation opportunities for comparable positions at companies similar to us, defined as regulated utility industry companies in a revenue size range approximately one-half to double our size, with a few exceptions (our “compensation peers”). The Committee’s independent consultant used statistical techniques to adjust the data to be appropriate for our revenue size and produce the Market Data. Certain of our compensation peers have revenues that are more than double our revenue, but because of use of regression analysis, this did not necessarily impact the Market Data upward. The compensation peers’ market capitalizations had no bearing on the Market Data because market capitalization is not used as a size adjustment variable.

We provide compensation opportunities at levels indicated by the Market Data, and design our incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, our plans are designed to result in payouts that are market-appropriate given our performance for that year or period.

The companies identified as the “compensation peers” used to develop 2014 compensation opportunities from the above-described data are listed below. The list is subject to change each year depending on mergers and acquisitions activity, the availability of the companies’ data through Aon Hewitt’s database and the continued appropriateness of the companies in terms of size and industry in relationship to the Company.

AGL Resources	Duke Energy	PPL Corporation
Alliant Energy Corporation	FirstEnergy Corp.	PSEG, Inc.
American Electric Power Co.	Integrys Energy Group, Inc.	SCANA Corporation
CenterPoint Energy	NiSource Inc.	Sempra Energy
CMS Energy	OGE Energy	WGL Holdings
Dominion Resources, Inc.	PG&E Corporation	Xcel Energy, Inc.
DTE Energy Company	Pinnacle West Capital Corp.

Mix of Pay

We believe that both cash compensation and noncash compensation are appropriate elements of a total rewards program. Cash compensation is short-term compensation (i.e., base salary and annual incentive awards), while noncash compensation is generally long-term compensation (i.e., equity-based incentive compensation).

A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. During 2014, there was no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term compensation. Rather, the Committee reviewed the Market Data provided by its consultant to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation was based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values. By following this process, the impact to Executive compensation was to increase the proportion of pay that is at risk as an individual’s responsibility within the Company increases and to create long-term incentive opportunities that exceed short-term opportunities for Named Executive Officers.

2014 FIXED VERSUS PERFORMANCE-BASED COMPENSATION

The following table shows the allocation of each Named Executive Officer’s base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation at the target levels. In the case of Mr. Baxter, Mr. Diya and Mr. Moehn, these allocations reflect the target levels in effect following these individuals’ respective promotions. These allocations do not include Mr. Baxter’s grant of 32,703 PSUs on April 24, 2014 (valued at $1,344,746), Mr. Moehn’s grant of 5,856 PSUs on April 1, 2014

(valued at $238,700) or Mr. Diya’s performance stock bonus award granted on March 1, 2014 (valued at $400,000 at target), which are discussed in more detail below.

Name	Fixed Compensation (base salary)	Performance- Based Compensation (short-term and long- term incentive compensation)
Baxter	19%	81%
Lyons	29%	71%
Naslund	32%	68%
Diya	34%	66%
Moehn	31%	69%
Voss	19%	81%

2014 SHORT-TERM VERSUS LONG-TERM INCENTIVE COMPENSATION

The following table shows the allocation between each Named Executive Officer’s target short-term and long-term incentive compensation opportunities as a percentage of each Named Executive Officer’s base salary (each at the target level). In the case of Mr. Baxter, Mr. Moehn and Mr. Diya, these percentages reflect the target levels in effect following these individuals’ respective promotions. Such award opportunities were determined primarily considering the Market Data mentioned above, and secondarily considering internal pay equity, i.e., the relationship of target award opportunities of the Named Executive Officers with those of other officers at the same level in the Company. These percentages do not include Mr. Baxter’s grant of 32,703 PSUs on April 24, 2014 (valued at $1,344,746), Mr. Moehn’s grant of 5,856 PSUs on April 1, 2014 (valued at $238,700) or Mr. Diya’s performance stock bonus award granted on March 1, 2014 (valued at $400,000 at target), which are discussed in more detail below.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Baxter	100%	325%
Lyons	70%	175%
Naslund	60%	150%
Diya	60%	135%
Moehn	65%	155%
Voss	100%	325%

Base Salary

Base salary is designed to reward competence and sustained performance in the executive role. We choose to pay base salary as a standard pay element. Our base salary program is designed to provide the Named Executive Officers with market competitive salaries based upon role, experience, competence and performance.

We determine the amount for base salary by referencing the Market Data discussed above. Based on this data and the scope of each Named Executive Officer’s role, a base salary range was established for each position at +/- 20 percent of the established market rate for the position. The base salary of each Named Executive Officer is typically managed within this pay range.

In 2013, Mr. Voss (our then Chairman, President and Chief Executive Officer) recommended a 2014 base salary increase for each of the other Named Executive Officers considering their then-current salary in relation to the Market Data, experience and sustained individual performance and results. These recommendations, which took into account the Market Data provided by the Committee’s compensation consultant, were presented to the Committee for discussion and approval at the December 2013 Committee meeting. Increases were approved based on the Market Data and base salary range, as well as internal pay equity, experience, individual performance and the need to retain an experienced team. Performance takes into account competence, initiative and contribution to achievement of our goals and leadership.

In December 2013, the Committee also approved and the Board ratified an increase to the 2014 base salary of Mr. Voss from $1.03 million to $1.062 million in connection with Mr. Voss’ annual performance review. The Committee’s decision to adjust Mr. Voss’ base salary was based on a number of factors, including his performance as the Company’s Chief Executive Officer and the Committee’s review of the Market Data for the chief executive officer position.

In April 2014, the Committee increased Mr. Baxter’s base salary from $642,000 to $950,000 in connection with his appointment as President and Chief Executive Officer of the Company. A salary level of $950,000 is 10% below the base salary Market Data for the CEO position. The other components of Mr. Baxter’s pay were likewise set so as to place his total compensation at 10% below the Market Data for CEOs.

Short-Term Incentive Compensation: Executive Incentive Plan

2014 Ameren Executive Incentive Plan

Our short-term incentive compensation program element is entitled the Ameren Executive Incentive Plan (“EIP”). The EIP is designed to reward the achievement of Ameren EPS targets, safety performance as measured by lost workday away (“LWA”), and individual performance. We choose to pay it to encourage higher annual corporate and individual performance.

How the EIP Works

For 2014, the EIP (the “2014 EIP”) was comprised of the following components in rewarding Named Executive Officers for annual achievement:

•	Ameren EPS targets, weighted at 90%;

•	safety LWA performance, weighted at 10%; and

•	an individual performance modifier.

2014 EPS and Safety Goals and Weightings

The Committee established three levels of Ameren EPS and safety LWA achievement under the 2014 EIP. Payouts for Ameren EPS and safety LWA results falling between the established levels were interpolated on a straight-line basis. The three levels are defined as follows:

•

Threshold: the minimum level of Ameren EPS and safety LWA achievement necessary for short-term incentive payment to Named Executive Officers. The 2014 Ameren EPS Threshold was set at 90% of Target. The 2014 LWAs Threshold reflects 24% more LWAs than Target.

•

Target: the targeted level of Ameren EPS and safety LWA achievement. The 2014 Ameren EPS Target was tied to the 2014 budget approved by the Board of Directors. The 2014 LWA Target was one LWA less than Ameren’s best performance ever in that metric (i.e., represents a level never before achieved by Ameren).

•

Maximum: the maximum level of Ameren EPS and safety LWA achievement established to award Named Executive Officers with short-term incentive payment. The 2014 Ameren EPS Maximum was set at 110% of Target. The 2014 LWAs Maximum represents 24% fewer LWAs than Target (i.e., considerably fewer LWAs than ever before achieved).

The ranges of Ameren EPS and safety LWA achievement levels for the 2014 EIP, as established by the Committee in February 2014, are shown below. Ameren EPS was calculated in accordance with generally accepted accounting principles and could be adjusted to include or exclude specified items of an unusual or non-recurring nature as determined by the Committee in its sole discretion and as permitted by the 2006 Plan and the 2014 Plan, as applicable.

Level of Performance	Ameren EPS	Safety LWA	Payout as a Percent of Target
Maximum	$2.59	16	150%
Target	$2.35	21	100%
Threshold	$2.11	26	50%
Below threshold	Less than $2.11	More than 26	0%

Individual Performance Modifier

The 2014 EIP base award for each Named Executive Officer was subject to upward or downward adjustment for individual performance on key performance variables. These included leadership, business results, customer satisfaction, reliability, plant availability and/or other performance metrics, as applicable and as determined by the Committee.

Historically, the Individual Performance Modifier has been used to differentiate performance that is considerably above or below that expected. Such differentiations do not lend themselves to formulas and are applied at the Committee’s discretion.

Individual Performance Modifier reductions could be up to -50 percent, with the ability to pay zero for poor or non-performance. Increases could be up to +50 percent, with a potential maximum total award at 200 percent of each Named Executive Officer’s target opportunity. With respect to each Named Executive Officer, adjustments to the base award are in all cases subject to the maximum permitted amount pre-established by the Committee (See “— Section 162(m) of the IRC” below).

2014 Performance

Base Award, Earned through Ameren EPS and Safety LWA Achievement

At the February 2015 Committee meeting, the 2014 EIP EPS, actual safety LWA achievement levels, and recommended EIP payouts for the Named Executive Officers (other than Mr. Baxter) were presented by Mr. Baxter to the Committee for review. Consistent with its actions in prior years and as permitted under the terms of the relevant underlying plans, the Committee may make adjustments. The Committee put forth an adjustment to EPS for 2014 for a mark-to-market variance.

This adjustment resulted in a reduction of $0.01 to Ameren’s EPS under GAAP of $2.40, for an adjusted EPS of $2.39 and payout for the EPS metric of 108.3% of Target. Actual safety LWA cases were 25 in 2014, for a payout for the safety metric of 60% of Target. The weighted and combined EPS and LWA metrics resulted in a combined payout of 103.5% of Target. The resulting Ameren EPS and safety LWA for the 2014 EIP, as approved by the Committee in February 2015, are shown below.

Performance Metric	% Weight	Threshold Performance (50% Payout as a % of Target)	Target Performance (100% Payout as a % of Target)	Maximum Performance (150% Payout as a % of Target)	Payout for Each Metric	Weighted: Base Award % of Target
Ameren EPS	90%	$2.11	$2.35	$2.59	108.3%	97.5%
Ameren LWA	10%	26	21	16	60.0%	6.0%

Total	100%					103.5%

Earned through Individual Performance Modifier

As discussed above, the 2014 EIP base awards were subject to upward or downward adjustment by up to 50 percent based upon a Named Executive Officer’s individual contributions and performance during the year. For 2014, the Committee, after consultation with Mr. Baxter, modified the 2014 EIP base award for Mr. Moehn by plus five percent of the 2014 base award, and the Committee modified the 2014 EIP base award for Mr. Baxter by plus one percent, as a result of their performance on the variables described above.

Resulting 2014 EIP Payouts

Actual 2014 EIP payouts are shown below as a percent of target. Payouts were made in February 2015, and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Name	Final Payout as Percent of Target
Baxter	104.5%
Lyons	103.5%
Naslund	103.5%
Diya	103.5%
Moehn	108.7%
Voss	103.5%

Calculation of Mr. Baxter’s 2014 EIP

In connection with his promotion to the role of our Chief Executive Officer, effective April 24, 2014, Mr. Baxter’s short-term incentive target opportunity (as a percentage of base salary) under the 2014 EIP was increased from 70% to 100%. The payout under Mr. Baxter’s

2014 EIP was prorated such that, from January 1, 2014 to April 23, 2014, such payout was calculated based on his base salary and target opportunity prior to his promotion, and from April 24, 2014 to December 31, 2014, such payout was calculated based on his increased base salary and target opportunity.

Calculation of Mr. Diya’s 2014 EIP

In connection with his promotion to the role of Senior Vice President and Chief Nuclear Officer, effective January 16, 2014, Mr. Diya’s short-term incentive target opportunity (as a percentage of base salary) under the 2014 EIP was increased from 45% to 60%. The payout under Mr. Diya’s 2014 EIP was prorated such that, from January 1, 2014 to January 15, 2014, such payout was calculated based on his base salary and target opportunity prior to his promotion, and from January 16, 2014 to December 31, 2014, such payout was calculated based on his increased base salary and target opportunity.

Calculation of Mr. Moehn’s 2014 EIP

In connection with his promotion to the role of Chairman and President, Ameren Missouri, effective April 1, 2014, Mr. Moehn’s short-term incentive target opportunity (as a percentage of base salary) under the 2014 EIP was increased from 50% to 65%. The payout under Mr. Moehn’s 2014 EIP was prorated such that, from January 1, 2014 to March 31, 2014, such payout was calculated based on his base salary and target opportunity prior to his promotion, and from April 1, 2014 to December 31, 2014, such payout was calculated based on his increased base salary and target opportunity.

Calculation of Mr. Voss’ 2014 EIP

In connection with his retirement from his position as President of the Company on February 14, 2014, as Chief Executive Officer of the Company on April 24, 2014, and as Chairman of the Board and member of the Board on July 1, 2014, the payout under Mr. Voss’ 2014 EIP was prorated such that, from January 1, 2014 to June 30, 2014, such payout was calculated based on his base salary and target opportunity prior to his retirement.

Section 162(m) of the IRC

In order to help ensure that amounts intended to be deductible for tax purposes satisfy the requirement for tax deduction, the Committee set a limitation on 2014 short-term incentive payouts for each Named Executive Officer of 0.5 percent of our 2014 net income. The Committee then used negative discretion as provided under Section 162(m) of the IRC to arrive at actual, lower 2014 payouts based on our performance for the year, which are shown in column (g) of the Summary Compensation Table. By setting the limitation on payouts, the Committee intended such payouts to meet the definition of qualified performance-based compensation under Section 162(m) of the IRC and be eligible for tax deduction.

2015 Ameren Executive Incentive Plan

In December of 2014, the Committee decided that for purposes of the EIP that relates to the 2015 performance year (the “2015 EIP”), in addition to determining annual performance based on Ameren EPS targets, safety performance measured by LWA and individual performance, the Committee would also consider customer measures relating to reliability and affordability. Accordingly, for 2015, the EIP will be comprised of the following components in rewarding Named Executive Officers for annual achievement:

•	Ameren EPS targets, weighted at 80%;

•	Safety LWA performance, weighted at 10%;

•	Customer measures relating to reliability and affordability, weighted at 10%; and

•	an individual performance modifier.

Long-Term Incentives: Performance Share Unit Program (“PSUP”)

In General

A performance share unit (“PSU” or “share unit”) is the right to receive a share of our Common Stock if certain long-term performance criteria are achieved and the Named Executive Officer remains, or retires as, an Ameren employee.

Role of the PSUP

The 2014 PSU grants, which are governed by the shareholder-approved 2006 Plan and 2014 Plan, as applicable, were designed to serve the following role in the compensation program:

•

provide compensation dependent on our three-year total shareholder return (“TSR”) (calculated as described below under “— 2014 Grants”) versus a utility peer group (a “PSUP Peer Group”), as identified below;

•

provide some payout (below target) if three-year relative TSR is below the 30th percentile but the three-year average Ameren EPS reaches or exceeds the average of the EIP EPS threshold levels in 2014, 2015 and 2016;

•	accrue dividends during the performance period on shares ultimately earned, in order to further align executives’ interests with those of shareholders;

•	promote retention of executives during a three-year performance period; and

•	share our Common Stock price increases and decreases over a three-year period.

PSUP Design

We choose to award PSUP grants to accomplish the following:

•

align executives’ interests with shareholder interests: awards are denominated in our Common Stock units and paid out in Common Stock. Payouts are dependent on our Common Stock’s performance, and are limited to target if TSR is negative;

•	be competitive with market practice: the majority of regulated utility companies use plans similar to this program, and with this performance measure;

•

promote Common Stock ownership: payout of earned awards is made 100 percent in Common Stock, with dividends on Common Stock, as declared and paid, reinvested into additional share units throughout the performance period;

•

allow executives to share in the returns created for shareholders: returns for shareholders include dividends as declared and paid and this is reflected in the plan performance measure and rewards; and

•

be retentive: annual competitive grants with a three-year performance period provide incentive for executives to stay with the Company and manage the Company in the long-term interests of the Company and its shareholders.

Accounting treatment was taken into account in designing the PSUP. PSUs are also intended to be eligible for the “qualified performance-based compensation” exception from the $1 million limit on deductibility of executive compensation imposed by Section 162(m) of the IRC.

2014 Grants

For 2014, a target number of PSUs was granted to each Named Executive Officer pursuant to the 2006 Plan and the 2014 Plan, as applicable, as reflected in column (g) of the Grants of Plan-Based Awards Table.

Grant sizes were calculated primarily considering the Market Data mentioned above, and secondarily considering internal pay equity, in other words, the relative differences in grant sizes of the Named Executive Officers and other officers at the same level in the Company. The specific number of PSUs granted to each Named Executive Officer was equal to the target award for such Named Executive Officer determined by the Committee, based upon a specified percentage of such Named Executive Officer’s base salary and expressed as a dollar amount, and divided by the average closing price of our Common Stock for each trading day in December 2013.

The actual number of 2014 PSUs earned will vary from 0 percent to 200 percent of the target number of PSUs granted to each Named Executive Officer, based primarily on our 2014–2016 TSR relative to a PSUP Peer Group and contingent on continued employment during the same period. The threshold and maximum amounts of 2014 PSU awards are reflected in columns (f) and (h) of the Grants of Plan-Based Awards Table. The Named Executive Officers cannot vote share unit awards granted under the PSUP or transfer them until they are paid out. In addition, as described below under “PSUP Performance/Payout Relationship,” if relative TSR for the performance period is below the 30th percentile, in order to receive a 30 percent payout, the average annual Ameren EPS for such three-year period must be greater than or equal to the average of the Ameren EPS thresholds under each EIP during such period.

The following graphic illustrates how the 2014 PSUP works. The 2014 PSUP performance measure is TSR. For purposes of calculating PSUP award payouts, TSR is calculated as the change in the 30-day trading average of the stock price prior to the beginning of the award period and the 30-day trading average of the stock price prior to the end of the award period, plus dividends paid (and assuming quarterly reinvestment), divided by such beginning average stock price.

Mr. Baxter received an additional 2014 PSU grant on April 24, 2014 of 32,703 PSUs valued at $1,344,746. Mr. Michael Moehn, President of Ameren Missouri, received an additional 2014 PSU grant on April 1, 2014 of 5,856 PSUs valued at $238,700.

PSUP Peer Group

The analysis to determine the 2014 PSUP Peer Group was made as of December 2013 using the criteria below measured as of November 30, 2013 unless otherwise noted.

•	Classified as a “NYSE Investor Owned Utility,” within SNL Financial LC’s Companies Data Set for Energy, excluding companies classified as only gas or those with greater than 10% unregulated business.

•	Market capitalization greater than $2 billion (as of September 30, 2013).

•	Minimum S&P credit rating of BBB- (investment grade).

•	Dividends flat or growing over the last twelve-month period (as of September 30, 2013).

•	Not an announced acquisition target.

•	Not undergoing a major restructuring including, but not limited to, a major spin-off or sale of a significant asset.

The 20 companies included in the 2014 PSUP Peer Group are listed below. These PSUP Peer Group companies are not entirely the same as the compensation peers used for market pay comparisons, however, because inclusion in this group was not dependent on a company’s revenues relative to us or its participation in an executive pay database. In order to be counted in the final calculations, a company must still be in existence and have a ticker symbol at the end of the performance period. The Committee retains discretion to make exceptions for inclusion or exclusion of companies in the PSUP Peer Group during the performance period, based upon the criteria established above, in order to ensure the most appropriate and relevant peer group.

Alliant Energy Corporation	Integrys Energy Group, Inc.	SCANA Corporation
Cleco Corporation	NiSource, Inc.	Southern Company
CMS Energy	Northeast Utilities	UIL Holdings Corporation
Consolidated Edison, Inc.	Pacific Gas and Electric Company	Westar Energy, Inc.
DTE Energy Company	Pepco Holdings, Inc.	Wisconsin Energy
Edison International	Pinnacle West Capital Corporation	Xcel Energy, Inc.
Great Plains Energy Inc.	Portland General Electric

PSUP Performance/Payout Relationship

Once our 2014—2016 TSR is calculated and compared to the utility peer group, the scale below determines the percent of a target PSU award that is paid. Payout for performance between points is interpolated on a straight-line basis.

TSR Performance or, as applicable, EPS Performance	Payout (% of Share Units Granted)
90th percentile +	200% )	←	If TSR is negative over the three-year period, the plan is capped at 100% of target regardless of performance vs. the PSUP Peer Group
70th percentile	150% )
50th percentile	100% )
30th percentile	50%
Below 30th percentile but three-year average Ameren EPS reaches or exceeds the average of the EIP EPS threshold levels in 2014, 2015 and 2016	30%
Below 30th percentile and three-year average Ameren EPS does not reach the average of the EIP EPS threshold levels in 2014, 2015 and 2016	0% (No payout)

In order to maximize the tax deductibility of their amounts, the Committee set a limitation on payouts of 2014 PSUP grants for each Named Executive Officer of 1.2 percent of our cumulative 2014, 2015 and 2016 GAAP net income, as adjusted for specified items. The Committee may use negative discretion as provided under Section 162(m) of the IRC to arrive at actual lower payouts based on our performance for the period. By setting the limitation on payouts, the Committee intends for such payouts to meet the definition of “qualified performance-based compensation” under Section 162(m) of the IRC and be eligible for tax deduction.

2012 PSU Awards Vesting

The PSUP performance period for the 2012 grants ended December 31, 2014. Our 2012–2014 TSR performance was determined to be at the 45th percentile of the 2012 PSUP Peer Group. The following table shows the 2012 PSU awards, their original value at grant, the number earned (which equals the target number plus accrued dividends, times 87.5 percent), and their value at the vesting date (December 31, 2014). The resulting earned amounts were 139 percent of the original target value of the awards, which reflects both TSR performance against the utility peer group and the actual TSR generated during the three-year period. At the Committee’s December 2014 meeting, the Committee approved the removal of Integrys Energy Group, Inc., which was publicly announced as an acquisition target, from the 2012 PSUP Peer Group.

Name	Target 2012 PSU Awards	Target Value at Stock Price on Date of Grant(1)	2012 PSU Awards Earned(2)	Value at Year-End Stock Price(3)	Earned Value as Percent of Original Target Value(3)
Baxter	32,772	$1,085,736	32,766	$1,511,496	139
Lyons	27,535	$912,235	27,530	$1,269,959	139
Naslund	20,825	$689,932	20,821	$960,473	139
Diya	8,330	$275,973	8,328	$384,171	139
Moehn	11,829	$391,895	11,827	$545,580	139
Voss	100,267	$3,321,846	100,247	$4,624,394	139

(1)	Valuations are based on the closing price of $33.13 per share of Ameren’s Common Stock on the NYSE on January 1, 2012, the date the 2012 PSU awards were granted.

(2)	The number of 2012 PSU awards vested includes dividend equivalents, equal to approximately an additional 14.3 percent of the shares earned under the awards, which accrued and were reinvested throughout the three-year performance period. See the Option Exercises and Stock Vested Table below for additional details regarding PSUs vested in 2014.

(3)	Valuations are based on the closing price of $46.13 per share of Ameren’s Common Stock on the NYSE on December 31, 2014, the date the 2012 PSU awards vested.

2013 and 2014 PSU Awards

The PSUP performance periods for the 2013 and 2014 grants will not end until December 31, 2015 and December 31, 2016, respectively. The figures in column (e) of the Summary Compensation Table of this proxy statement for the years 2013 and 2014 represent the aggregate grant date fair values for the PSUP performance grants, computed as described in footnote (3) to the Summary Compensation Table. There is no guarantee that such amounts will ultimately be earned by participants.

On April 23, 2013 the Committee approved a retention award for Mr. Diya with a performance period of March 1, 2014 through February 28, 2017. The award provides Mr. Diya with a target award opportunity equal to his base salary as in effect on March 1, 2014, payable in Ameren Common Stock. The Committee has discretion to adjust the payout level from 0% to 150% of the original target value based on the performance of the Callaway Energy Center. If, on March 1, 2017, there are major events in progress that have the potential to impact the Committee’s assessment of the Callaway Energy Center’s performance, final decisions regarding performance and payout level may be deferred, but to no later than June 30, 2017.

Perquisites

We provide limited perquisites to provide competitive value and promote retention of the Named Executive Officers and others.

Retirement Benefits

The objective of retirement benefits is to provide post-employment security to our employees, and such benefits are designed to reward continued service. We choose to provide these benefits as an essential part of a total compensation package to remain competitive with those packages offered by other companies, particularly utilities.

There are three primary retirement benefit programs applicable to the Named Executive Officers:

•	employee benefit plans that are available to all of our employees, including 401(k) savings and tax-qualified retirement plans;

•

Supplemental Retirement Plans (together, the “SRP”) that provide the Named Executive Officers a benefit equal to the difference between the benefit that would have been paid if IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations; and

•

a deferred compensation plan that provides the opportunity to defer part of base salary and all or a portion of non-equity incentive compensation, as well as earnings thereon. Beginning with plan years commencing on and after January 1, 2010, this includes deferrals of cash compensation above IRC limitations, together with Company matching credits on these deferrals.

A more detailed explanation of retirement benefits applicable to the Named Executive Officers is provided in this proxy statement under the captions “— PENSION BENEFITS” and “— NONQUALIFIED DEFERRED COMPENSATION” below.

Severance

All salaried full-time employees, including our Named Executive Officers, participate in the Ameren Corporation Severance Plan for Ameren Employees, which provides for severance based on years of service and weeks of pay in the event of a qualifying termination. The plan provides market-level payments in the event of an involuntary termination.

Change of Control

Ameren’s Second Amended and Restated Change of Control Severance Plan, as amended, is designed to reward Named Executive Officers for remaining employed with us when their prospects for continued employment following a transaction may be uncertain. The objectives of this plan are to maintain a stable executive team during the process and to assist us in attracting highly qualified executives into the Company.

Change of Control protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a Change of Control of the Company. The arrangements provide market-level payments in the event of an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” Definitions of “Change of Control,” “Cause” and “Good Reason,” as well as more complete descriptions of Change of Control protections, are found below under the caption “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control — In General — Change of Control Severance Plan.”

The applicable triggers are structured so that payment and vesting occur only upon the occurrence of both a change of control and a qualifying termination of employment.

We consider it likely that it will take more time for higher-level employees to find new employment than for other employees, and therefore senior management, including the Named Executive Officers, generally are paid severance upon a termination for a longer period following a Change of Control. The Committee considered this as well as the factors described in the preceding paragraph in structuring the cash payments described under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control” below, which a Named Executive Officer would receive if terminated within two years following a Change of Control.

Common Stock Ownership Requirement

The Company has a stock ownership requirement for Section 16 Officers (which includes the Named Executive Officers) in accordance with the positions listed below, that fosters long-term Common Stock ownership and aligns the interests of the Named Executive Officers and shareholders. The stock ownership requirement applicable to the Named Executive Officers is included in the Company’s Corporate Governance Guidelines. The requirement provides that each Named Executive Officer is required to own shares of our Common Stock valued as a percentage of base salary as follows:

•	President and Chief Executive Officer of the Company: 3 times base salary;

•	Chief Financial Officer of the Company and President of Ameren Services and of each Company business segment: 2 times base salary; and

•	Other Section 16 Officers: 1 times base salary.

If at any time a Section 16 Officer does not satisfy the applicable stock ownership requirement, such Section 16 Officer must retain at least 75 percent of the after-tax shares acquired upon the vesting and settlement of (i) the Section 16 Officer’s awards that are then outstanding under the Company’s equity compensation programs and (ii) any future awards granted to the Section 16 Officer under the Company’s equity compensation programs, until the applicable stock ownership requirement is satisfied.

Anti-Pledging and Anti-Hedging Policy

We maintain policies that prohibit executive officers and directors from engaging in pledges of Company securities or short sales, margin accounts and hedging or derivative transactions with respect to Company securities. In addition, our policies prohibit directors and employees of the Company and its subsidiaries from entering into any transaction which hedges (or offsets) any decrease in the value of Company equity securities as discussed under “SECURITY OWNERSHIP — SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT” above.

Clawback

Awards granted under the 2006 Plan or the 2014 Plan, including EIP and PSU awards, are subject to a “clawback” in certain circumstances. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if an award holder knowingly or with gross negligence engaged in or failed to prevent the misconduct, or if the award holder is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the award holder will be required to reimburse the Company the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing of the financial document embodying the financial reporting requirement.

In addition, beginning with the 2015 EIP awards and PSU awards granted in 2015, if the award holder engages in conduct or activity that is detrimental to the Company or violates the non-confidentiality or customer or employee non-solicitation provisions included in the award, generally, the award holder will be required to repay the award to the Company after receiving a demand from the Company for the repayment.

Timing of Compensation Decisions and Awards

The Board and the Committee establish meeting schedules annually, well in advance of each meeting, to ensure a thorough and thoughtful decision process. Incentive compensation awards are made at regularly scheduled meetings.

Following is a discussion of the timing of certain compensation decisions for 2014:

•

the Named Executive Officers’ base salaries for 2014 were reviewed and a 2014 base salary increase for each of the Named Executive Officers was approved at the December 2013 Committee meeting, as discussed under “— Base Salary” above; a base salary change in connection with Mr. Baxter’s promotion was approved at the February 13, 2014 meeting, a base salary change in connection with Mr. Moehn’s promotion was approved at a special March 5, 2014 meeting, and a base salary change in connection with Mr. Diya’s promotion was approved at a special January 14, 2014 meeting;

•

2014 EIP target opportunities (as a percentage of base salary) were established for the Named Executive Officers and the range of 2014 EIP EPS and safety LWA goals for 2014 was set at the December 2013 and February 2014 Committee meetings, respectively. An EIP target opportunity in connection with Mr. Baxter’s promotion was approved at the February 13, 2014 meeting, an EIP target opportunity in connection with Mr. Diya’s promotion was approved at a special January 14, 2015 meeting and an EIP target opportunity in connection with Mr. Moehn’s promotion was approved at a special March 5, 2015 meeting;

•

2014 PSU grants to the Named Executive Officers were approved at the December 2013 Committee meeting, and in connection with Mr. Baxter’s promotion, a grant to Mr. Baxter was approved at the February 13, 2014 meeting, and in connection with Mr. Moehn’s promotion, a grant to Mr. Moehn was approved at a special March 5, 2014 meeting; and

•	the final determination of the 2014 EIP and 2012 PSU payouts were made at the February 2015 Committee meeting.

Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision. The Committee makes long-term incentive grants at its December meeting of the year prior to the year the grants are made. The Committee expects to continue to establish base salaries at its December meeting each year with such base salaries to be effective in the following January.

Impact of Prior Compensation and Consideration of Company’s 2014 “Say-on-Pay” Vote

Amounts realizable from prior compensation did not serve to increase or decrease 2014 compensation amounts. The Committee’s primary focus was on achieving market-level compensation opportunities.

The Committee considers the results of the shareholder non-binding advisory “say-on-pay” vote along with other factors in connection with discharging its responsibilities relating to the Company’s executive compensation program, although no factor is assigned a quantitative weighting. Through the Company’s shareholder outreach program, the Committee discusses its executive compensation program with certain of the Company’s major shareholders. As a result of the 2014 non-binding advisory “say-on-pay” vote, which saw a substantial majority (of approximately 94 percent) of the Company’s shareholders who were entitled to vote and represented approve the compensation program described in the proxy statement in connection with our annual meeting held on April 24, 2014, the Committee continued to apply the same principles in determining the amounts and types of executive compensation for fiscal year 2015 (as fiscal year 2014 executive compensation-related decisions were primarily made by the Committee in December 2013 and February 2014, prior to the 2014 non-binding advisory vote, and fiscal year 2015 executive compensation-related decisions were primarily made by the Committee in December 2014 and February 2015, subsequent to the 2014 non-binding advisory vote).

Other Considerations for Changes in Compensation Opportunities

Market Data, retention needs, general economic conditions and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performance are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

For 2014, the Chief Executive Officer at the time, Mr. Voss, with the assistance of the Vice President and Chief Human Resources Officer of Ameren Services, Mark C. Lindgren, recommended to the Committee compensation amounts for the other Named Executive Officers. The Chief Executive Officer makes recommendations to the Committee with respect to the compensation of the Named Executive Officers (other than himself) and other senior executives. The Chief Executive Officer possesses insight regarding individual performance levels, degree of experience and future promotion potential. In all cases, the Chief Executive Officer’s recommendations are presented to the Committee for review based on the Market Data provided by the Committee’s independent consultant. The Committee independently determines each Named Executive Officer’s compensation, as discussed in this CD&A.

Neither the Chief Executive Officer nor any other Named Executive Officer makes recommendations for setting his own compensation. The recommendation of the Chief Executive Officer’s compensation to be presented to the Board is determined in Committee meetings during an executive session with only the Committee members and the Committee’s independent consultant present.

The Chief Executive Officer, the other Named Executive Officers, and our other senior executives play a role in the early stages of design and evaluation of our compensation programs and policies. Because of their extensive familiarity with our business and corporate culture, these executives are in the best position to suggest programs and policies to the Committee and the independent consultant that will engage employees and provide effective incentives to produce outstanding financial and operating results for the Company and our shareholders.

Other Compensation Matters

We do not have any written or unwritten employment agreements with any of our Named Executive Officers. Each Named Executive Officer is an employee at the will of the Company and/or its subsidiaries, as specified below. Mr. Naslund retired from the Company effective March 1, 2015, and, in connection with his retirement, the Company entered into a consulting agreement with Mr. Naslund effective as of April 1, 2015.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following table sets forth compensation information for our Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries in fiscal years 2014, 2013 and 2012. You should refer to the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” above for an explanation of the elements used in setting the compensation for our Named Executive Officers.

As noted above, Mr. Voss’ payments and benefits are disclosed in the tables below even though he retired during 2014.

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position (1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(2)(5) ($) (g)	Change in Pension Value and Nonqualified Def. Comp. Earnings(6) ($) (h)	All Other Compensation(2)(7) ($) (i)	Total ($) (j)
Warner L. Baxter(8)	2014	854,647	–	2,857,179	–	831,200	336,978	78,393	4,958,397
Chairman, President, and Chief Executive Officer, Ameren	2013	624,000	–	1,130,170	–	425,010	139,454	67,038	2,385,672
	2012	607,000	–	1,169,305	–	423,392	243,690	64,671	2,508,058

Martin J. Lyons, Jr.	2014	566,500	–	1,077,141	–	410,430	210,304	52,627	2,317,002
Executive Vice President and Chief Financial Officer, Ameren, Ameren Services, Ameren Missouri and Ameren Illinois	2013 2012	540,000 510,000	– –	978,025 982,449	– –	514,920 389,612	92,115 140,048	45,210 43,746	2,170,270 2,065,855

Charles D. Naslund	2014	476,000	–	775,783	–	295,600	339,175	47,239	1,933,797
Executive Vice President, Corporate Operations Oversight, Ameren Missouri	2013	462,000	–	717,214	–	310,180	161,375	44,345	1,695,114
	2012	450,000	–	743,036	–	289,737	268,563	43,526	1,794,862

Fadi M. Diya	2014	397,358	–	986,729	–	244,620	101,363	27,999	1,758,069
Senior Vice President, Chief Nuclear Officer, Ameren Missouri

Michael L. Moehn(8)	2014	458,370	–	775,767	–	308,630	144,946	45,160	1,732,873
Chairman and President, Ameren Missouri

Thomas R. Voss(8)	2014	526,636	–	3,750,155	–	545,100	419,817	95,063	5,336,771
Retired Chairman, President and Chief Executive Officer,Ameren	2013	1,030,000	–	3,464,460	–	1,102,500	318,355	122,967	6,038,282
	2012	1,000,000	–	3,577,527	–	1,073,100	451,354	120,980	6,222,961

(1)	Includes compensation received as an officer of Ameren and its subsidiaries, except that Mr. Voss served as an officer of Ameren only and not of its subsidiaries, Mr. Baxter served as an officer of Ameren only and not of its subsidiaries (except that prior to March 31, 2014, he served as Chairman, President and Chief Executive Officer of Ameren Missouri), and Mr. Naslund served as an officer of Ameren Missouri and Ameren Services only and not of Ameren or its other subsidiaries (except that prior to March 1, 2013, he served as an officer of Ameren Missouri only and not of Ameren or its other subsidiaries).

(2)	Cash compensation received by each Named Executive Officer for fiscal years 2014, 2013 and 2012 is found in the Salary or Non-Equity Incentive Plan Compensation column of this table. Because Mr. Diya and Mr. Moehn were not Named Executive Officers prior to this year’s proxy statement, only their compensation with respect to 2014 is shown. The amounts that would generally be considered “bonus” awards are found under Non-Equity Incentive Plan Compensation in column (g).

(3)	The amounts in column (e) represent the aggregate grant date fair value computed in accordance with authoritative accounting guidance of PSU awards under our 2006 Plan or 2014 Plan, as applicable, without regard to estimated forfeitures related to service-based vesting conditions. For the January 1, 2014 PSU grants to each Executive, the calculations reflect an accounting value of 107.6 percent of the target value; for 2013 grants, 101.5 percent of the target value; and for 2012 grants, 107.7 percent of the target value. For the April 1, 2014 PSU grant to Mr. Moehn, the calculations reflect an accounting value of 127.7 percent of the target value. For the April 24, 2014 PSU grant to Mr. Baxter, the calculations reflect an accounting value of 121.7 percent of the target value. Assumptions used in the calculation of the amounts in column (e) are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2014 included in our 2014 Form 10-K. The maximum value of the 2014 PSU awards, excluding dividends, is as follows: Mr. Baxter — $5,912,390; Mr. Voss — $8,894,325; Mr. Lyons — $2,554,679; Mr. Naslund — $1,839,941; Mr. Diya — $1,391,558; and Mr. Moehn — $1,657,543. This value is based on the closing price of $46.13 per share of our Common Stock on the NYSE on December 31, 2014.

In addition, for Mr. Diya, the amount in column (e) includes the aggregate grant date fair value, computed in accordance with authoritative accounting guidance, of the March 2014 retention award granted under the 2006 Omnibus Incentive Compensation Plan, without regard to estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the amounts in column (e) are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2014 included in our 2014 Form 10-K.

The amounts reported for PSU award grants in column (e) do not reflect actual compensation realized by the Named Executive Officers and are not a guarantee of the amount that the Named Executive Officer will actually receive from the grant of the PSU awards. The actual compensation realized by the Named Executive Officers will be based upon the share price of Ameren’s Common Stock at payout. The PSUP performance periods for the 2013 and 2014 grants will not end until December 31, 2015 and December 31, 2016, respectively, and, as such, the actual value, if any, of the PSU awards will generally depend on the Company’s achievement of certain market performance measures during these periods. Mr. Diya’s retention agreement performance period will not end until February 28, 2017, and, as such, the actual value, if any, of the retention award will generally depend on the overall performance level of Ameren Missouri’s nuclear energy center during the three-year performance period. For information regarding the terms of the awards, the description of vesting conditions, and the criteria for determining the amounts payable, including 2012 PSU awards granted for each Named Executive Officer, see “— COMPENSATION DISCUSSION AND ANALYSIS.”

(4)	None of the Named Executive Officers received any option awards in 2014, 2013 or 2012.

(5)	Represents payouts for performance under the applicable year’s EIP. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of how amounts were determined for 2014.

(6)

Amounts shown in column (h) are the sum of (1) the increase in the actuarial present value of each Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including the SRP) from December 31 of the prior fiscal year to December 31 of the applicable fiscal year and (2) the above-market portion of interest determined in accordance with SEC disclosure rules as the difference between the interest credited at the rate in the Company’s deferred compensation plan and interest that would be credited at 120 percent of the AFR published by the Internal Revenue Service (“IRS”) and calculated as of January 1, 2015 for the year ended December 31, 2014, as of January 1, 2014 for the year ended December 31, 2013 and as of January 1, 2013 for the year ended December 31, 2012. The table below shows the allocation of these amounts for each Named Executive Officer. For 2014, the applicable interest rate for the deferred compensation plan was 6.23 percent for amounts deferred prior to January 1, 2010 and 3.99 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 3.21 percent published by the IRS and calculated as of January 2015. For 2013, the applicable interest rate for the deferred compensation plan was 5.55 percent for amounts deferred prior to January 1, 2010 and 2.89 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 4.19 percent published by the IRS and calculated as of January 2014. For 2012, the applicable interest rate for the deferred compensation plan was 7.10 percent for amounts deferred prior to January 1, 2010 and 3.37 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 2.78 percent published by the IRS and calculated as of January 2013.

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plan Above-Market Interest
Baxter	2014	301,646	35,331
	2013	124,381	15,073
	2012	198,980	44,710
Lyons	2014	210,304	–
	2013	92,115	–
	2012	140,048	–
Naslund	2014	271,180	67,995
	2013	132,367	29,008
	2012	182,519	86,044
Diya	2014	97,749	3,614
Moehn	2014	135,905	9,041
Voss	2014	419,817	–
	2013	288,920	29,435
	2012	364,044	87,310

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(7)

The amounts in column (i) reflect for each Named Executive Officer matching contributions allocated by the Company to each Named Executive Officer pursuant to the Company’s 401(k) savings plan, which is available to all salaried employees, and the cost of insurance premiums paid by the Company with respect to term life insurance, which amount each Named Executive Officer is responsible for paying income tax. In 2014, the Company’s 401(k) matching contributions, including the 401(k) Restoration Benefit as described in “— NONQUALIFIED DEFERRED COMPENSATION — Executive Deferred Compensation Plan Participation” below, for each of the Named Executive Officers were as follows: Mr. Baxter — $57,524; Mr. Voss — $80,237; Mr. Lyons — $48,664; Mr. Naslund — $35,378; Mr. Diya — $24,283; Mr. Moehn — $28,601. In 2014, the Company’s cost of insurance premiums for Mr. Voss was $14,827 and for Mr. Naslund was $11,861. In 2014, the amount in column (i) for Mr. Baxter also includes the costs for tax and financial planning services, Company matching charitable contributions, and entertainment expenses during 2014. In 2014, the amount in column (i) for Mr. Moehn also includes the costs for tax and financial planning services and entertainment expenses during 2014.

(8)	Mr. Voss retired from his position as President of the Company on February 14, 2014, as Chief Executive Officer of the Company on April 24, 2014 and as Chairman of the Board and member of the Board on July 1, 2014. Mr. Baxter succeeded Mr. Voss as President of the Company on February 14, 2014, as Chief Executive Officer of the Company on April 24, 2014, and as Chairman of the Board on July 1, 2014. Mr. Baxter resigned from his position as Chairman, President and Chief Executive Officer of Ameren Missouri on March 31, 2014. Mr. Moehn became Chairman and President of Ameren Missouri on April 1, 2014.

The following table provides additional information with respect to stock-based awards granted in 2014, the value of which was provided in the Stock Awards column of the Summary Compensation Table with respect to 2014 grants, and the potential range of payouts associated with the 2014 EIP.

GRANTS OF PLAN-BASED AWARDS TABLE

		Committee Approval Date(1)							All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name (a)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Threshold ($) (#)	Target ($) (#)	Maximum ($) (#)
	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Baxter			397,550	795,100	1,590,200	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	9,414	31,381	62,762	–	–	–	1,220,721
	4/24/14	2/14/14	–	–	–	9,811	32,703	65,406	–	–	–	1,636,458
Lyons			198,275	396,550	793,100	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	8,307	27,690	55,380	–	–	–	1,077,141
Naslund			142,800	285,600	571,200	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	5,983	19,943	39,886	–	–	–	775,783
Diya			118,173	236,345	472,690	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	4,525	15,083	30,166	–	–	–	586,729
	3/1/14	4/23/13	–	–	–	0	8,671	13,007				400,000
Moehn			141,997	283,993	567,986	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	3,633	12,110	24,220	–	–	–	471,079
	4/1/14	2/14/14	–	–	–	1,757	5,856	11,712	–	–	–	304,688
Voss(6)			531,000	1,062,000	2,124,000	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	28,922	96,405	192,810	–	–	–	3,750,155

(1)	The 2014 PSU target awards were approved by the Committee on December 12, 2013 and, in accordance with authoritative accounting guidance, granted on January 1, 2014. Mr. Diya’s retention award was approved by the Committee on April 23, 2013, and, in accordance with authoritative accounting guidance, granted on March 1, 2014. In connection with their respective promotions, Mr. Moehn received an additional grant on April 1, 2014 and Mr. Baxter received an additional grant on April 24, 2014. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of the timing of various pay decisions.

(2)	The amounts shown in column (c) reflect the threshold payment level under the 2014 EIP which is 50 percent of the target amount shown in column (d). The amount shown in column (e) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the description of performance-based conditions.

(3)	For each Named Executive Officer, the amounts shown (denominated in shares of Company Common Stock) in column (f) reflect the threshold 2014 PSU award grant which is 30 percent of the target amount shown in column (g). The amount shown in column (h) is 200 percent of such target amount. In addition, for Mr. Diya, a separate amount shown (denominated in shares of our Common Stock based on the closing price of $46.13 per share of our Common Stock on the NYSE on December 31, 2014) in column (f) reflects the threshold retention award grant which is 0 percent of the corresponding target amount shown in column (g). The corresponding amount shown in column (h) is 150 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the terms of the awards, the description of performance-based vesting conditions and the criteria for determining the amounts payable.

(4)	None of the Named Executive Officers received any option awards in 2014.

(5)	For each Named Executive Officer, represents the grant date fair value of the 2014 PSU awards determined in accordance with authoritative accounting guidance (including FASB ASC Topic 718), excluding the effect of estimated forfeiture. For Mr. Diya, additionally represents the grant date fair value of his March 2014 retention award determined in accordance with authoritative accounting guidance, excluding the effect of estimated forfeiture. Assumptions used in the calculation of these amounts are referenced in footnote (3) to the Summary Compensation Table. There is no guarantee that, if and when the 2014 PSU awards or the retention award vest, they will have this value.

(6)	In connection with Mr. Voss’ retirement, the payment under his 2014 EIP was prorated. See “— COMPENSATION DISCUSSION AND ANALYSIS — Calculation of Mr. Voss’ 2014 EIP.”

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

See “— COMPENSATION DISCUSSION AND ANALYSIS” for further information relating to each Named Executive Officer regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership requirements, dividends paid on equity awards, and allocations between short-term and long-term compensation.

The following table provides information regarding the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)(3) ($) (j)
Baxter	–	–	–	–	–	–	–	145,089	6,692,956
Lyons	–	–	–	–	–	–	–	96,983	4,473,826
Naslund	–	–	–	–	–	–	–	70,743	3,263,375
Diya	–	–	–	–	–	–	–	49,794	2,296,984
Moehn	–	–	–	–	–	–	–	48,908	2,256,126
Voss	–	–	–	–	–	–	–	341,794	15,766,957

(1)	None of the Named Executive Officers hold any options to purchase shares of our Common Stock.

(2)	For each Named Executive Officer, represents 2013 and 2014 PSU award grants at maximum and target performance, respectively. The 2013 and 2014 PSU awards for such Named Executive Officers vest, subject to Ameren achieving the required performance threshold and continued employment of the Named Executive Officer, as of December 31, 2015 and December 31, 2016, respectively, for such Named Executive Officers. See “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”).” In addition, for Mr. Diya, the amount includes the March 2014 retention award grant at maximum performance. The retention award will vest, subject to achieving the required performance threshold and to Mr. Diya’s continued employment, as of February 28, 2017.

(3)	The dollar value of the payment of the 2013 and 2014 PSU awards is based on achieving the maximum and target performance goals for such awards, respectively. The dollar value of the payment of Mr. Diya’s retention award is based on achieving the maximum performance goal for such award. Valuations for the 2013 and 2014 PSU awards reflected in column (i) are based on the closing price of $46.13 per share of Ameren’s Common Stock on the NYSE on December 31, 2014. There is no guarantee that, if and when the 2013 and 2014 PSU awards or Mr. Diya’s retention award vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(2) (#) (d)	Value Realized on Vesting(3) ($) (e)
Baxter	—	—	32,766	1,511,496
Lyons	—	—	27,530	1,269,959
Naslund	—	—	20,821	960,473
Diya	—	—	15,689	681,281
Moehn	—	—	11,827	545,580
Voss	—	—	100,247	4,624,394

(1)	None of the Named Executive Officers hold any options to purchase shares of our Common Stock.

(2)	For each Named Executive Officer, represents 2012 PSU award grants earned as of December 31, 2014. In addition, for Mr. Diya, represents 7,361 shares received with respect to a retention award whose three-year performance period ended in March 2014. During the performance period for the 2012 PSU awards ending December 31, 2014, such Named Executive Officers were credited with dividend equivalents on 2012 PSU award grants, which represented the right to receive shares of Ameren Common Stock measured by the dividend payable with respect to the corresponding number of 2012 PSU awards. Dividend equivalents on 2012 PSU awards accrued at target levels and were reinvested into additional 2012 PSU awards throughout the three-year performance period. For each Named Executive Officer, the actual dividend equivalents paid out on PSU awards varies from 0 percent to 200 percent of the target number of PSUs granted to each Named Executive Officer and is based on the performance of the Company during each respective PSU award performance period. Dividend equivalents are only earned to the extent that the underlying PSU award is earned. The number of 2012 PSUs ultimately earned by each Named Executive Officer through dividend reinvestment, at 14.3 percent of the original target levels accrued, was as follows: Mr. Baxter — 4,091 units; Mr. Voss —12,513 units; Mr. Lyons — 3,437 units; Mr. Naslund — 2,599 units; Mr. Diya — 1,039 units; Mr. Moehn — 1,477 units.

(3)	The value of the vested 2012 PSUs is based on the closing price of $46.13 per share of our Common Stock on the NYSE on December 31, 2014.

PENSION BENEFITS

The table below provides the actuarial present value of the Named Executive Officer’s accumulated benefits under the Company’s retirement plans and the number of years of service credited to each Named Executive Officer under these plans.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#) (c)	Present Value of Accumulated Benefit(2)(3) ($) (d)	Payments During Last Fiscal Year(4) ($) (e)
Baxter	1) Retirement Plan	19	433,579	–
	2) SRP	19	1,205,726	–
Lyons	1) Retirement Plan	13	364,651	–
	2) SRP	13	575,665	–
Naslund	1) Retirement Plan	40	1,345,003	–
	2) SRP	40	786,581	–
Diya	1) Retirement Plan	9	254,453	–
	2) SRP	9	141,870	–
Moehn	1) Retirement Plan	14	360,633	–
	2) SRP	14	288,979	–
Voss	1) Retirement Plan	45	1,644,730	–
	2) SRP	45	1,761,561	–

(1)	Years of credited service are not used for purposes of calculating the Named Executive Officers’ balances under these plans.

(2)	Represents the actuarial present value of the accumulated benefits relating to the Named Executive Officers under the Retirement Plan (defined below) and the SRP as of December 31, 2014. See Note 11 to our audited consolidated financial statements for the year ended December 31, 2014 included in our 2014 Form 10-K for an explanation of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit. The calculations were based on retirement at the plan normal retirement age of 65, included no pre-retirement decrements in determining the present value, used an 80 percent lump sum / 20 percent annuity payment form assumption, and used the plan valuation mortality assumptions after age 65 in the 1994 Group Annuity Reserving Table. Cash balance accounts were projected to age 65 using the 2014 plan interest crediting rate of 5 percent.

(3)	The following table provides the Cash Balance Account Lump Sum Value for accumulated benefits relating to the Named Executive Officers under the cash balance account under the Retirement Plan and the SRP at December 31, 2014 as an alternative to the presentation of the actuarial present value of the accumulated benefits relating to the Named Executive Officers under the Retirement Plan and the SRP as of December 31, 2014.

Name	Plan Name	Cash Balance Account Lump Sum Value ($)
Baxter	1) Retirement Plan	347,785
	2) SRP	967,145
Lyons	1) Retirement Plan	276,520
	2) SRP	436,535
Naslund	1) Retirement Plan	1,176,084
	2) SRP	687,795
Diya	1) Retirement Plan	200,600
	2) SRP	111,844
Moehn	1) Retirement Plan	267,137
	2) SRP	214,060
Voss	1) Retirement Plan	1,502,011
	2) SRP	1,608,704

(4)	With the exception of Mr. Voss, all Named Executive Officers are active and were not eligible for payments prior to December 31, 2014. In connection with his retirement, Mr. Voss became entitled to payment under the Ameren Retirement Plan and the Ameren Supplemental Retirement Plan (each plan described below) pursuant to the terms of the applicable plan.

Ameren Retirement Plan

Retirement benefits for the Named Executive Officers fall under the Benefits for Salaried Employees (the “Cash Balance Account”). Most salaried employees of Ameren and its subsidiaries, including the Named Executive Officers, earn benefits in the Cash Balance Account under the Ameren Retirement Plan (the “Retirement Plan”) immediately upon employment. Benefits become vested after three years of service.

On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base salary and annual EIP compensation, which are equivalent to amounts shown in columns (c) and (g) in the Summary Compensation Table. The applicable percentage is based on the participant’s age as of December 31 of that year.

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*
Less than 30	3%
30 to 34	4%
35 to 39	4%
40 to 44	5%
45 to 49	6%
50 to 54	7%
55 and over	8%

*	An additional regular credit of three percent is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury constant maturity for the previous October, plus one percent. The minimum interest credit is five percent.

Effective January 1, 2001, an enhancement account was added that provides a $500 additional credit at the end of each year.

The normal retirement age under the Cash Balance Account structure and the SRP is 65. Neither the Cash Balance Account structure nor the SRP contains provisions for crediting extra years of service or for early retirement. When a participant terminates employment (including as a result of retirement), the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

Ameren Supplemental Retirement Plan

In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the IRC. The SRP is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations. Any Named Executive Officer whose pension benefits under the Retirement Plan would exceed IRC limitations or who participates in the deferred compensation plan described below is eligible to participate in the SRP. The SRP is unfunded and is not a qualified plan under the IRC.

There is no offset under either the Retirement Plan or the SRP for Social Security benefits or other offset amounts.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances under the nonqualified deferred compensation plan for each Named Executive Officer.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in 2014(1) ($) (b)	Company Contributions in 2014(2) ($) (c)	Aggregate Earnings in 2014(3) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at 12/31/14(4) ($) (f)
Baxter	61,099	45,824	82,052	–	1,886,260
Lyons	49,285	36,964	16,388	–	401,716
Naslund	362,100	23,678	205,808	–	4,095,059
Diya	158,353	12,583	27,361	–	690,015
Moehn	48,377	16,901	30,699	–	595,423
Voss	91,382	68,536	178,084	–	4,350,780

(1)	A portion of these amounts is also included in amounts reported for 2014 as “Salary” in column (c) of the Summary Compensation Table. These amounts also include a portion of amounts reported as “Non-Equity Incentive Plan Compensation” in our 2014 proxy statement representing compensation paid in 2014 for performance during 2013.

(2)	All of the Company matching contributions reported for each Named Executive Officer are included in the amounts reported in column (i) of the Summary Compensation Table.

(3)	The dollar amount of aggregate interest earnings accrued during 2014. The above-market interest component of these amounts earned on deferrals made prior to January 1, 2010 with respect to plan years beginning on or prior to January 1, 2010 and for deferrals made prior to January 1, 2010 with respect to plan years beginning on or after January 1, 2011 is included in amounts reported in column (h) of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table for the amounts of above-market interest. There are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

(4)	The dollar amount of the total balance of the Named Executive Officer’s account as of December 31, 2014 consists of the following elements:

Name	Executive Contributions ($)	Company Matching Contributions ($)	Interest Earnings ($)	Total ($)	Amount Previously Reported as Compensation in Prior Years(1) ($)
Baxter	954,032	183,213	749,015	1,886,260	1,118,888
Lyons	190,677	143,008	68,031	401,716	247,436
Naslund	2,639,006	112,319	1,343,733	4,095,059	2,454,566
Diya	556,953	42,745	90,316	690,015	—
Moehn	321,710	65,419	208,294	595,423	—
Voss	2,543,360	360,194	1,447,226	4,350,780	2,907,770

(1)	Represents amounts previously reported as compensation to the Named Executive Officer in the Summary Compensation Table of Ameren or its subsidiaries in previous years.

Executive Deferred Compensation Plan Participation

Pursuant to an optional deferred compensation plan available to members of the Company’s management, Named Executive Officers may annually choose to defer up to 50 percent (in one percent increments) of their salary and up to 100 percent (in one percent increments or amounts in excess of a threshold) of cash incentive awards. There are no minimum dollar thresholds for deferrals. At the request of a participant, the Company may, in its discretion, waive the 50 percent limitation.

The Ameren Deferred Compensation Plan, as amended and restated, effective January 1, 2010 (the “Ameren Deferred Compensation Plan”), changed the interest crediting rates for deferrals made with respect to plan years commencing on and after January 1, 2010 and added a 401(k) restoration benefit for eligible officers of Ameren whose total salary and short-term incentive award exceeds the limit on compensation in effect under the IRC. In October 2010, the Company adopted an amendment to the Ameren Deferred Compensation Plan for plan years beginning on and after January 1, 2011 to, among other things, change the measurement period for the applicable interest rates to amounts deferred under such plan prior to January 1, 2010 and clarify that matching contributions made under the plan are based upon all of a participant’s deferrals under the plan during a plan year. Pursuant to the Ameren Deferred Compensation Plan, amounts deferred (and interest attributable thereto), other than the 401(k) Restoration Benefit (as defined below), accrue interest at the rate to be applied to the participant’s account balance depending on (1) the plan year for which the rate is being calculated and (2) the year in which the deferral was made, as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Index Rate”) for the calendar year immediately preceding such plan year — for 2014 such interest crediting rate was 6.23 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	120 percent of the AFR for the December immediately preceding such plan year (the “Officers Deferred Plan Interest Rate”) — for 2014 such interest crediting rate was 3.99 percent

Under the Ameren Deferred Compensation Plan, upon a participant’s termination of employment with the Company and/or its subsidiaries prior to age 55 and after the occurrence of a Change of Control (as defined under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control — In General — Change of Control Severance Plan” below) the balance in such participant’s deferral account, with interest as described in the table above, shall be distributed in a lump sum within 30 days after the date the participant terminates employment.

The 401(k) Restoration Benefit allows eligible officers of Ameren, including the Named Executive Officers, to also defer a percentage of salary and/or EIP awards in excess of the limit on compensation then in effect under the IRC (currently $265,000), in one percent increments, up to a maximum of six percent of total salary and EIP awards (a “401(k) Restoration Deferral,” together with Ameren’s 401(k) matching credit described below, the “401(k) Restoration Benefit”). Under the Ameren Deferred Compensation Plan, Ameren credits each participating officer’s deferral account with a matching credit equal to 100 percent of the first three percent of salary and EIP awards and 50 percent of the remaining salary and EIP awards deferred by the participant, including a 401(k) Restoration Deferral. In general, eligible participants, including the Named Executive Officers, may direct the deemed investment of the 401(k) Restoration Benefit in accordance with the investment options that are generally available under Ameren’s 401(k) savings investment plan, except for the Ameren stock fund.

As a result of the changes described in this section, no preferential or above-market earnings are paid pursuant to the Ameren Deferred Compensation Plan with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

The investment returns for the funds available to Named Executive Officers under the Ameren Deferred Compensation Plan in 2014 were as follows:

Name of Fund	Percentage Rate of Return
Target 2020 Fund	5.42%
Target 2025 Fund	5.64%
Target 2030 Fund	5.81%
Target 2035 Fund	5.97%
Target 2040 Fund	6.14%
Target 2045 Fund	6.25%
Target 2050 Fund	6.40%
Target 2055 Fund	6.46%
Target Retirement Fund	5.09%
Large Cap Equity Index	13.67%
Large Cap Growth Equity	9.95%
Large Cap Value Equity	10.50%
Small/Mid Cap Equity Index	6.94%
Small/Mid Cap Equity	3.89%
International Equity Index	-4.43%
International Equity	-2.30%
Bond Fund	4.70%
Bond Index Fund	6.02%
TIPS Bond Index Fund	3.42%
Stable Interest Income	0.78%

After the participant retires, the deferred amounts (and interest attributable thereto), other than the 401(k) Restoration Benefit, accrue interest as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	Average monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Base Index Rate”) for the calendar year immediately preceding such plan year — for 2014 such interest crediting rate was 4.15 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	Officers Deferred Plan Interest Rate — for 2014 such interest crediting rate was 3.99 percent

The plan compounds interest annually and the rate is calculated as of the first day of the plan year.

Distributions from the Ameren Deferred Compensation Plan will be paid in cash. A participant may choose to receive the deferred amounts at retirement in a single lump sum payment or in substantially equal installments over a period of 5, 10 or 15 years. In the event a participant terminates employment with the Company and its subsidiaries prior to age 55, the balance in such participant’s deferral account is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Participants are 100 percent vested at all times in the value of their contributions, investment earnings and any Company 401(k) matching credits. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and applicable matching contributions have been deemed invested. While no actual contributions are made to the funds, earnings or losses are calculated using the valuation methodology employed by the record keeper for each of the corresponding funds. Participants may generally transfer investments among various investment alternatives on a daily basis, subject to the provisions of the Ameren Deferred Compensation Plan.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Employment Agreements

The Company has no employment agreements with the Named Executive Officers.

General Severance Plan

Ameren maintains the Ameren Corporation Severance Plan for Ameren Employees, which provides for severance based on years of service and weeks of pay for all salaried full-time employees on the active payroll. The Named Executive Officers are covered under this plan in the event of a qualified termination (defined under the plan) and are eligible for severance on the same basis as other full-time salaried employees.

Change of Control

In General

Change of Control Severance Plan. Severance and PSUP provisions pursuant to a Change of Control (as defined below) were redesigned or designed by the Committee in 2006 and subsequent changes to the Change of Control Plan have been made in response to various changes in tax laws. In 2008, Ameren’s Board of Directors adopted a Second Amended and Restated Change of Control Severance Plan, as amended (the “Change of Control Plan”). Other Company plans also carry change of control provisions. The Change of Control Plan was amended in 2009 to eliminate reimbursement and gross-up payments in connection with any excise taxes that may be imposed on benefits received by any officers who first become designated as entitled to receive benefits under the Change of Control Plan on or after October 1, 2009.

Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Named Executive Officers, are entitled to receive severance benefits if their employment is terminated without Cause (as defined below) or by the Named Executive Officer for Good Reason (as defined below) within two years after a Change of Control.

Definitions of Change of Control, Cause and Good Reason

A change of control (“Change of Control”) occurs under the Change of Control Plan, in general, upon:

(i) the acquisition of 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren;

(ii) a majority change in composition of the board of directors;

(iii) a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Ameren, unless current shareholders continue to own 60 percent or more of the surviving entity immediately following the transaction; or

(iv) approval by Ameren shareholders of a complete liquidation or dissolution of Ameren.

“Cause” is defined as follows:

(i) the participant’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the participant’s disability), after notice and opportunity to remedy;

(ii) gross negligence in the performance of the participant’s duties which results in material financial harm to Ameren;

(iii) the participant’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving the personal enrichment of the participant at the expense of Ameren or shareholders of Ameren; or

(iv) the participant’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily or otherwise.

“Good Reason” is defined as follows:

(i) a net reduction of the participant’s authorities, duties, or responsibilities as an executive and/or officer of Ameren;

(ii) required relocation of more than 50 miles;

(iii) any material reduction of the participant’s base salary or target bonus opportunity;

(iv) reduction in grant-date value of long-term incentive opportunity;

(v) failure to provide the same aggregate value of employee benefit or retirement plans in effect prior to a Change of Control;

(vi) failure of a successor to assume the Change of Control Plan agreements; or

(vii) a material breach of the Change of Control Plan which is not remedied by the Company within ten business days of receipt of written notice of such breach.

If a Named Executive Officer’s employment is terminated without Cause or by the Named Executive Officer for Good Reason within two years after a Change of Control, the Named Executive Officer will receive a cash lump sum equal to the following:

(i) unpaid salary and vacation pay through the date of termination;

(ii) pro rata EIP compensation for the year of termination;

(iii) three years’ worth of each of base salary and target EIP compensation;

(iv) additional pension credit; and

(v) solely with respect to officers who first became designated as entitled to receive benefits under the Change of Control Plan before October 1, 2009, reimbursement and gross-up for any excise tax imposed on benefits received by the Named Executive Officer from Ameren, assuming such payments (as defined by the IRS) are at least 110 percent of the imposed cap under the IRC.

In addition to the cash lump sum payment, any such Named Executive Officer shall (i) continue to be eligible for health and welfare benefits during the three-year severance period, provided that if the Named Executive Officer becomes reemployed with another employer and is eligible to receive such health and welfare benefits under such other employer’s plan, the Company’s health and welfare benefits will be secondary to those provided under such other plan during the severance period and (ii) receive, as incurred, up to $30,000 for the cost of outplacement services (not available for a Good Reason termination).

Following are details of how the above items are calculated.

•

Retirement Plan Benefit Assumptions. Amount equal to the difference between (a) the account balance under the Retirement Plan and SRP which the participant would receive if his or her employment continued during the three-year period upon which severance is received (assuming the participant’s compensation during such period would have been equal to his or her compensation as in effect immediately prior to termination), and (b) the actual account balance (paid or payable) under such plans as of the date of termination.

•

Health and Welfare Benefit Payment Assumptions. Continued coverage for the Named Executive Officer’s family with medical, dental, life insurance and executive life insurance benefits as if employment had not been terminated during the three-year period upon which severance is received. The calculation and the corresponding amounts set forth in the Estimated Potential Post-Employment Payments tables below assume full cost of benefits over the three-year period. In addition, the Named Executive Officer’s family receives additional retiree medical benefits (if applicable) as if employment had not been terminated during the three-year period upon which severance is received. All retiree medical benefits are payable only in their normal form as monthly premium payments. The actuarial present value of the additional retiree medical benefits is included, calculated based on retirement at the end of the three-year severance period, a graded discount rate assumption of 0.41 percent for payment duration of three years or less, 2.06 percent for payment duration of over three but not more than nine years and 3.29 percent for payment duration over nine years, and post-retirement mortality (but not pre-retirement mortality) according to the RP-2014 (generational) table.

Ability to Amend or Terminate Change of Control Plan

The Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a Change of Control, provided that the Change of Control Plan may not be amended or terminated (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (iii) otherwise in connection with or in anticipation of a Change of Control in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Change of Control Provisions Relating to PSU Awards

Below is a summary of protections provided upon a Change of Control with respect to the PSU awards under the 2006 Plan (or if applicable, the 2014 Plan). In brief, the goal of these protections is to avoid acceleration of PSU vesting and payment in situations where a Change of Control occurs but the Company continues to exist and the Named Executive Officer retains his or her position. In the table below, the term “qualifying termination” means the participant (i) has an involuntary termination without Cause, (ii) for Change of Control Severance Plan participants, has a voluntary termination of employment for Good

Reason (as defined in the Change of Control Severance Plan) or (iii) has an involuntary termination that qualifies for severance under the Ameren Corporation Severance Plan for Ameren Employees (as in effect immediately prior to the Change of Control). Other definitions of capitalized terms may be found in the 2006 Plan (or if applicable, the 2014 Plan) or applicable award agreement.

Change of Control Event	Termination Event	Unvested PSU Awards

Change of Control which occurs on or before the end of the applicable performance period after which the Company continues in existence and remains a publicly traded company on the NYSE or NASDAQ	No qualifying termination	Payable upon the earliest to occur of the following: • after the performance period has ended; or • the participant’s death;
Qualifying termination within two years after the Change of Control and during the three-year performance period

The PSUs the participant would have earned if such participant remained employed for the entire performance period, at actual performance, will vest on the last day of the performance period and be paid in shares of the Company’s Common Stock immediately following the performance period; provided that such distribution shall be deferred until the date which is six months following the participant’s termination of employment to the extent required by IRC Section 409A.

Change of Control which occurs on or before the end of the applicable performance period in which the Company ceases to exist or is no longer publicly traded on the NYSE or NASDAQ	Automatic upon Change of Control

The target number of PSU awards granted, together with dividends accrued thereon, will be converted to nonqualified deferred compensation. Interest on the nonqualified deferred compensation will accrue based on the prime rate, computed as provided in the award agreement.

	Continued employment until the end of the three-year performance period	Lump sum payout of the nonqualified deferred compensation plus interest immediately following the performance period.
	Retirement or termination due to disability prior to the Change of Control	Immediate lump sum payment of the nonqualified deferred compensation plus interest upon the Change of Control.
	Continued employment until death or disability which occurs after the Change of Control and before the end of the three-year performance period	Immediate lump sum payout of the nonqualified deferred compensation plus interest upon such death or disability.
Qualifying termination during the three-year performance period

Immediate lump sum payout of the nonqualified deferred compensation plus interest upon termination; provided that such distribution shall be deferred until the date which is six months following the participant’s termination of employment to the extent required by IRC Section 409A.

Change of Control Event	Termination Event	Unvested PSU Awards
	Other termination of employment before the end of the three-year performance period	Forfeiture of the nonqualified deferred compensation plus interest.

Termination Other Than for Change of Control

The following table summarizes the impact of certain employment events outside the context of a Change of Control that may result in the payment of unvested PSU awards.

Type of Termination	Additional Termination Details	Unvested PSU Awards

Death	N/A	All awards pay out at target (plus accrual of dividends), pro rata for the number of days worked in each performance period.

Disability	N/A	All outstanding awards are earned at the same time and to the same extent that they are earned by other participants, and are paid immediately following the performance period.

Retirement (Termination at or after age 55) During Performance Period	Prior to age 62

Only if the participant has at least five years of service, a prorated award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Age 62+

Only if the participant has at least ten years of service (or five years of service in the case of the 2011 PSU awards), a full award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Termination for any reason other than death, disability, and retirement as provided above	N/A	Forfeited

Estimated Potential Post-Employment Payments

The tables below reflect the payments and benefits payable to each of the Named Executive Officers in the event of a termination of the Named Executive Officer’s employment under several different circumstances. For Named Executive Officers, the amounts shown assume that termination was effective as of December 31, 2014, at the Named Executive Officer’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the Named Executive Officer in each scenario. To the extent applicable, excise tax and gross-up payments are estimated using a stock price of $46.13 per share (the closing price of Ameren’s Common Stock on the NYSE on December 31, 2014). In addition, the amounts shown do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment, including severance payments under the Ameren Corporation Severance Plan for Ameren Employees. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s actual separation from the Company. Factors that could affect the nature and amount of the payments on termination of employment, among others, include the timing of event, compensation level, the market price of our Common Stock and the Named Executive Officer’s age.

BAXTER

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14(4) ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A			6,650,000
PSU Vesting, Assuming Termination of Employment	3,742,471	6,918,919			6,386,574
Three Years’ Pension Credit	N/A	N/A			626,971
Three Years’ Health and Welfare Benefits(3)	N/A	N/A			105,936
Outplacement at Maximum	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A			7,386,212
Total	3,742,471	6,918,919			21,185,693

LYONS

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14(4) ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A			3,285,700
PSU Vesting, Assuming Termination of Employment	2,761,227	5,241,999			4,170,639
Three Years’ Pension Credit	N/A	N/A			431,901
Three Years’ Health and Welfare Benefits(3)	N/A	N/A			60,040
Outplacement at Maximum	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A			4,132,223
Total	2,761,227	5,241,999			12,110,503

NASLUND

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14(5) ($)		Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			2,570,400
PSU Vesting, Assuming Termination of Employment	2,048,264	3,863,947	3,863,947	(2)		3,070,228
Three Years’ Pension Credit	N/A	N/A	N/A			556,932
Three Years’ Health and Welfare Benefits(3)	N/A	N/A	N/A			71,715
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A	N/A			3,149,247
Total	2,048,264	3,863,947	3,863,947			9,448,522

DIYA

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14(4) ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A		N/A	2,160,000
PSU Vesting, Assuming Termination of Employment	949,836	1,781,208		N/A	1,594,235
Three Years’ Pension Credit	N/A	N/A		N/A	209,879
Three Years’ Health and Welfare Benefits(3)	N/A	N/A		N/A	75,457
Outplacement at Maximum	N/A	N/A		N/A	30,000
Excise Tax and Gross-up	N/A	N/A		N/A	2,142,686
March 2014 Retention Award(6)	167,518	167,518		167,518	400,000
Total	1,117,354	1,948,726		167,518	6,612,257

MOEHN

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14(4) ($)	Involuntary Termination not for Cause ($)	Change of Control(1) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A			2,716,000
PSU Vesting, Assuming Termination of Employment	1,297,620	2,454,216			2,102,957
Three Years’ Pension Credit	N/A	N/A			246,690
Three Years’ Health and Welfare Benefits(3)	N/A	N/A			40,609
Outplacement at Maximum	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A			2,665,595
Total	1,297,620	2,454,216			7,801,851

(1)	Indicates Change of Control amounts payable to Named Executive Officers pursuant to the Change of Control Plan, assuming that the Company ceases to exist or is no longer publicly traded on the NYSE or NASDAQ after the Change of Control.

(2)	The estimated number of PSUs that would be payable upon retirement at December 31, 2014 for Mr. Naslund is calculated according to the schedule following “—Termination Other Than for Change of Control” above, depending on his age at December 31, 2014. Where performance was estimated, it was estimated at 200 percent payout for the 2013 PSU award and 50 percent payout for the 2014 PSU award.

(3)	Health and welfare benefits figures reflect the estimated lump-sum present value of all future premiums which will be paid on behalf of or to the Named Executive Officers under our welfare benefit plans. These amounts, however, would not actually be paid as a cash lump sum upon a Change of Control and termination of employment.

(4)	Messrs. Baxter, Lyons, Diya and Moehn are not retirement-eligible. Therefore, no PSU vesting is shown upon retirement for them.

(5)	Mr. Naslund retired from the Company on March 1, 2015. In connection with his retirement, Mr. Naslund will be entitled to approximately 81,256 PSUs calculated in accordance with the schedule following “— Termination Other Than for Change of Control” above, based on his age on March 1, 2015 and an estimated performance at 200 percent payout for the 2013 PSU award, 50 percent payout for the 2014 PSU award and 100 percent payout for the 2015 award.

(6)	In accordance with the terms of the March 1, 2014 retention award, (i) the amounts in the “Death”, “Disability” and “Involuntary Termination not for Cause” columns represent an estimated payment equal to the maximum award, pro-rated based on an assumed date of death, disability or involuntary termination of December 31, 2014, and (ii) the amount in the “Change of Control” column represents a payment equal to 100% of the target award.

In connection with Mr. Voss’ retirement as our Chief Executive Officer on April 24, 2014, the service vesting condition under his 2012 PSU award, 2013 PSU award and 2014 PSU award was deemed satisfied pursuant to the terms of the applicable award. Based on the Company’s actual performance, Mr. Voss received a payout in the amount of $4,624,394 for his 2012 PSU award, which represents a 87.5 percent payout under the award. Based on an estimate of performance at 200 percent payout for his 2013 PSU award and an estimate of performance at 50 percent payout for his 2014 PSU award, Mr. Voss will be eligible to receive a payout in the amount of $11,546,524 for his 2013 PSU award and a payout in the amount of $2,480,502 for his 2014 PSU award.

The information contained in the following Audit and Risk Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee reviews Ameren’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit and Risk Committee reviewed and discussed the audited financial statements included in the 2014 Form 10-K with Ameren’s management and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether Ameren maintained effective internal control over financial reporting.

The Audit and Risk Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16, “Communications with Audit Committees.”

In addition, the Audit and Risk Committee has discussed with the independent registered public accounting firm such accounting firm’s independence with respect to Ameren and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, received from the independent registered public accounting firm.

To ensure the independence of the independent registered public accounting firm, Ameren has instituted monitoring processes at both the management level and the Audit and Risk Committee level. At the management level, the chief financial officer or the chief accounting officer is required to review and pre-approve all engagements of the independent registered public accounting firm for any category of services, subject to the pre-approval of the Audit and Risk Committee described below. In addition, the chief financial officer or the chief accounting officer is required to provide to the Audit and Risk Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent registered public accounting firm and the corresponding estimated fees. The monitoring process at the Audit and Risk Committee level includes a requirement that the Committee pre-approve the performance of any services by the independent registered public accounting firm, except that pre-approvals of non-audit services may be delegated to a single member of the Committee. At each Audit and Risk Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives a joint report from the independent registered public accounting firm and the chief financial officer or the chief accounting officer concerning audit fees and fees paid to the independent registered public accounting firm for all other services rendered, with a description of the services performed. The Audit and Risk Committee has considered whether the independent registered public accounting firm’s provision of the services covered under the captions “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES FOR FISCAL YEARS 2014 AND 2013 — Audit-Related Fees,” “— Tax Fees” and “— All Other Fees” in this proxy statement is compatible with maintaining the independent registered public accounting firm’s independence and has concluded that the independent registered public accounting firm’s independence has not been impaired by its engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in Ameren’s 2014 Form 10-K, for filing with the SEC.

Audit and Risk Committee:

Walter J. Galvin, Chairman

Catherine S. Brune

Ellen M. Fitzsimmons

Stephen R. Wilson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as the independent registered public accounting firm for Ameren and its subsidiaries in 2014. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES FOR FISCAL YEARS 2014 AND 2013

Audit Fees

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in the combined 2014 Form 10-K of Ameren and its registered subsidiaries and the consolidated annual financial statements of its Ameren included in the combined 2014 Form 10-K of Ameren and its registered subsidiaries; (ii) the audit of Ameren’s internal control over financial reporting; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2014 fiscal year; (iv) services provided in connection with debt and equity offerings; (v) controls assessment over new system implementations; (vi) certain accounting and reporting consultations; (vii) ratemaking-related audits; (viii) certain regulatory procedures for the 2014 fiscal year; and (ix) certain services relating to Ameren’s ongoing discontinued operations, were $3,637,225.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2013 fiscal year totaled $5,325,075.

Audit-Related Fees

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2014 fiscal year totaled $167,565. Such services consisted of: (i) employee benefit plan audits; (ii) income tax accounting consultations; and (iii) stock transfer/registrar review.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2013 fiscal year totaled $797,235.

Tax Fees

PwC did not render any tax services to Ameren and its subsidiaries during the 2014 fiscal year.

Fees billed by PwC for tax services rendered to Ameren and its subsidiaries during the 2013 fiscal year totaled $165,000.

All Other Fees

The aggregate fees billed to Ameren by PwC during the 2014 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $6,500 for accounting and reporting reference software.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2013 fiscal year totaled $5,400.

POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES

The Audit and Risk Committee’s charter provides that the Committee is required to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm to Ameren and its subsidiaries, except that pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee. The Audit and Risk Committee pre-approved 100 percent of the fees for services provided by PwC covered under the above captions: “— Audit Fees,” “— Audit-Related Fees,” “— Tax Fees” and “— All Other Fees” for fiscal years 2014 and 2013.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, any shareholder proposal intended for inclusion in the proxy material for the Company’s 2016 annual meeting of shareholders must be received by the Secretary of the Company on or before November 13, 2015. We expect that the 2016 annual meeting of shareholders will be held on April 28, 2016.

In addition, under the Company’s By-Laws, shareholders who intend to submit a proposal that will not be in the proxy statement but is to be considered at the 2016 annual meeting, or who intend to nominate a director at the 2016 annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 days or earlier than 90 days prior to the anniversary of the previous year’s annual meeting (i.e., not later than Tuesday, February 23, 2016 or earlier than Sunday, January 24, 2016). Subject to certain conditions, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year may also recommend director nominees for nomination by the Nominating and Corporate Governance Committee provided that written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting (i.e., not later than Friday, November 13, 2015). The specific procedures to be used by shareholders to recommend nominees for director are set forth in the Company’s Director Nomination Policy. The specific procedures to be used by shareholders to submit a proposal in person at an annual meeting are set forth in the Company’s By-Laws. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures set forth in the Company’s By-Laws and, in the case of nominations, the Director Nomination Policy. Copies of the Company’s By-Laws and Director Nomination Policy may be obtained upon written request to the Secretary of the Company.

PROXY SOLICITATION

In addition to the use of the mails, proxies may be solicited by personal interview, by telephone, or through the Internet or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our Common Stock. Proxies may be solicited by our directors, officers and key employees on a voluntary basis without compensation. We will bear the cost of soliciting proxies on our behalf.

Furthermore, we have retained Georgeson Inc., a proxy solicitation firm, to assist with the solicitation of proxies for the Annual Meeting at an anticipated cost to the Company of approximately $27,500, plus the reimbursement of reasonable out-of-pocket expenses.

FORM 10-K

Our 2014 Form 10-K, including consolidated financial statements for the year ended December 31, 2014, accompanies this proxy statement. The 2014 Form 10-K is also available on the Company’s website at http://www.ameren.com. If requested, we will provide you copies of any exhibits to the 2014 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2014 Form 10-K by writing to the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S WEBSITE AT HTTP://WWW.AMEREN.COM/INVESTORS. INFORMATION CONTAINED ON THE COMPANY’S WEBSITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.

AMEREN CORPORATION 1901 CHOUTEAU AVENUE ST. LOUIS, MO 63103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on April 22, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ameren Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on April 22, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M65945-P46377-Z62299 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMEREN CORPORATION		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: Vote on Directors		All	All	Except
ITEM 1		☐	☐	☐
ELECTION OF DIRECTORS—NOMINEES FOR DIRECTOR					The Board of Directors recommends you vote AGAINST the following proposals:	For	Against	Abstain
01) WARNER L. BAXTER 02) CATHERINE S. BRUNE 03) J. EDWARD COLEMAN 04) ELLEN M. FITZSIMMONS 05) WALTER J. GALVIN 06) RICHARD J. HARSHMAN	07) GAYLE P. W. JACKSON 08) JAMES C. JOHNSON 09) STEVEN H. LIPSTEIN 10) STEPHEN R. WILSON 11) JACK D. WOODARD				ITEM 4 – SHAREHOLDER PROPOSAL REGARDING HAVING AN INDEPENDENT BOARD CHAIRMAN.	☐	☐	☐
					ITEM 5 – SHAREHOLDER PROPOSAL REGARDING A REPORT ON LOBBYING.	☐	☐	☐
					ITEM 6 – SHAREHOLDER PROPOSAL REGARDING ADOPTING EXECUTIVE COMPENSATION INCENTIVES FOR CARBON REDUCTION.	☐	☐	☐
Vote on Proposals
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

ITEM 2 – NON-BINDING ADVISORY APPROVAL OF COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DISCLOSED IN THE PROXY STATEMENT.		☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

ITEM 3 – RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.		☐	☐	☐	Each of the foregoing proposals is more fully described in the accompanying proxy statement.

This proxy will be voted as specified above. If no direction is made, this proxy will be voted FOR all nominees listed above and as recommended by the Board on the other items listed above.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET (Not Transferable)

AMEREN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 23, 2015

10:30 A.M. CDT

Saint Louis Art Museum in Forest Park

One Fine Arts Drive

St. Louis, MO 63110

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on April 23, 2015:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M65946-P46377-Z62299

AMEREN CORPORATION
P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2015

The undersigned hereby appoints WARNER L. BAXTER, MARTIN J. LYONS, JR. and GREGORY L. NELSON, and any of them, each with the power of substitution, as proxies for the undersigned, to vote all shares of capital stock of Ameren Corporation represented hereby at the Annual Meeting of Shareholders to be held at the Saint Louis Art Museum in Forest Park, One Fine Arts Drive, St. Louis, Missouri, on April 23, 2015 at 10:30 A.M. CDT, and at any adjournment thereof, upon all matters that may properly be submitted to a vote of shareholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy card and in their discretion on any other matter that may be submitted to a vote of shareholders. This proxy card also provides voting instructions, if applicable, for shares held in the DRPlus Plan and the various employee stock purchase and benefit plans as described in the proxy statement.

Please vote, date and sign on the reverse side hereof and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

SEE REVERSE SIDE